Exhibit 4.24
DATED 07 OCTOBER 2005
NCL CORPORATION LTD.
(as borrower)
DnB NOR BANK ASA
NORDEA BANK NORGE ASA
(as lead arrangers)
COMMERZBANK AKTIENGESELLSCHAFT
KfW
NORDDEUTSCHE LANDESBANK GIROZENTRALE
(as co-arrangers)
THE SEVERAL BANKS
particulars of which are set out in Schedule 1
(as original lenders)
DnB NOR BANK ASA
(as agent)
COMMERZBANK AKTIENGESELLSCHAFT
(as Lower Saxony guarantee agent)

UP TO EUR624,000,000
REVOLVING LOAN FACILITY AGREEMENT

STEPHENSON HARWOOD
One St Paul’s Churchyard
London EC4M 8SH
Tel: +44 (0)20 7329 4422
Fax: +44 (0)20 7329 7100
Ref: JMC/1253/43-02913

FACILITY AGREEMENT
Dated 07 OCTOBER 2005
BETWEEN:
(1)	NCL CORPORATION LTD. of Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda as borrower (the “Borrower”);

(2)	DnB NOR BANK ASA of Stranden 21, NO-0021 Oslo, Norway and NORDEA BANK NORGE ASA of Middelthuns gate 17, NO-0107 Oslo, Norway as lead arrangers (collectively the “Lead Arrangers” and each individually a “Lead Arranger”);

(3)	THE SEVERAL BANKS particulars of which are set out in Schedule 1 as co-arrangers (collectively the “Co-Arrangers” and each individually a “Co-Arranger”);

(4)	THE SEVERAL BANKS particulars of which are set out in Schedule 1 as lenders (collectively the “Original Lenders” and each individually an “Original Lender”);

(5)	DnB NOR BANK ASA of Stranden 21, NO-0021 Oslo, Norway as agent (the “Agent”); and

(6)	COMMERZBANK AKTIENGESELLSCHAFT of Ness 7-9, 20457 Hamburg, Federal Republic of Germany as German State of Lower Saxony agent (the “Lower Saxony Guarantee Agent”).
WHEREAS:
The Lead Arrangers have arranged for a syndicate of international banks and/or financial institutions to provide a revolving loan facility of up to six hundred and twenty four million euro (EUR624,000,000), subject to Clause 3, in two (2) Tranches to the Borrower on the terms and subject to the conditions set out in this Agreement to finance in part the Contract Price due to the Builder under each Building Contract or, subject to Clause 2.2, for general corporate and working capital purposes for the Borrower and its Subsidiaries.
NOW IT IS HEREBY AGREED as follows:
1	Definitions and Construction
1.1	Definitions

In this Agreement:

“Accounts” means the audited consolidated profit and loss account and balance sheet (including all additional information and notes thereto) of the Borrower and its consolidated Subsidiaries together with the relative directors’ and auditors’ reports;

“Advance Date”, in relation to any Drawing, means the date on which that Drawing is advanced to the Borrower pursuant to Clause 2.3 and applied in accordance with Clause 2.2;

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of one currency with another currency in the London foreign exchange market at or about 11.00 a.m. London time on a particular day;

“Affiliate” means, with respect to any person, any other person controlling, controlled by or under common control with, such person and for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to vote ten per cent (10%) or more of the securities having voting power for the election of directors of such person, or otherwise to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities or by contract or otherwise;

“Agreement” means this agreement;
“Applicable Margin” means, in respect of a Drawing or the commitment fee payable pursuant to Clause 14.1, the rate per annum set out in the table below determined on the Quotation Date for the relevant Interest Period in the case of a Drawing and on the relevant payment date in respect of the said commitment fee based on the ratio of Total Funded Debt to Consolidated EBITDA for the period of the four (4) consecutive financial quarters ending at the end of the previous financial quarter for which the Agent has received, or should have received, accounts:

Applicable Margin
until the date
falling ninety six
	(96) months after	Applicable Margin
Total Funded Debt / EBITDA	the Signing Date	thereafter
>5.0	One point two three	One point four five
	seven five per cent	per cent (1.45%)
(1.2375%)

<5.0 and >4.0	One point nought	One point two eight
	seven five per cent	seven five per cent
	(1.075%)	(1.2875%)

<4.0	Nought point nine	One point one six
	five per cent	two five per cent
	(0.95%)	(1.1625%)
PROVIDED THAT the highest rate appearing in the respective column in the table above shall apply if the accounts required to determine the Applicable Margin have not been received by the Agent;
“Approved Stock Exchange” means the New York Stock Exchange, NASDAQ or such other stock exchange in the United States of America as is approved in writing by the Agent (acting on the instructions of the Majority Lenders);

“Arrasas” means Arrasas Limited of International House, Castle Hill, Victoria Road, Douglas, Isle of Man IM2 4RB, British Isles;
“Associated Company” in relation to any company, means any company which is a Subsidiary or Holding Company of that company or the majority of whose shares are beneficially owned by the same person or persons as own the majority of the shares of that company;
“Availability Period” means the Tranche A Availability Period or the Tranche B Availability Period;
“Available Commitment” means, in relation to a Lender, the amount of its Commitment in respect of the Facility or a Tranche (as the case may be) less the amount of its Contribution to the Facility or the Tranche (as the case may be);
“Builder” means Jos. L. Meyer GmbH of Industriegebiet Süd, 26871 Papenburg, Federal Republic of Germany, the shipbuilder constructing the Vessels pursuant to the Building Contracts;
“Building Contracts” means, in respect of Hull No S.669, the shipbuilding contract dated 24 December 2004 between the Builder, the Borrower and Norwegian Pearl for the construction and delivery of Hull No S.669 and Specification Hull No S.669 dated 22 November 2004 and the appendices thereto marked 1, 2, 3 and 4 and, in respect of Hull No S.670, the shipbuilding contract dated as of 3 May 2005 between the Builder, the Borrower and Norwegian Jade for the construction and delivery of Hull No S.670 and Specification Hull No S.670 dated as of 3 May 2005 and the appendices thereto marked 1, 2, 3 and 4;
“Business Day” means any day on which banks and financial markets in London, Oslo, Frankfurt am Main and New York are open for the transaction of business of the nature contemplated by this Agreement;
“Cash Balance” means, at any date of determination, the unencumbered and otherwise unrestricted cash and cash equivalents of the NCLC Group;
“Certified Copy” means, in relation to any document delivered or issued by or on behalf of any company, a copy of such document certified as a true, complete and up-to-date copy of the original by any of the directors or the secretary or assistant secretary for the time being of that company;
“Charges” means the two (2) valid and effective first priority shares charges one (1) to be executed in respect of each of the Owners by the Shareholder as holder (legally and beneficially) of all the authorised and issued shares in the relevant Owner in favour of the Agent such charges to be in the form and on the terms and conditions agreed between the Lenders and the Borrower and as specified in paragraph 26 of Part I of Schedule 3;
“Commitment” means, as to each Original Lender, the sums set out opposite its name in Schedule 1 as the amount of each Tranche which, subject to the terms of this Agreement, it is obliged to advance to the Borrower under Clause 2 (or, where the context so admits, such amount which any successor in title, assignee or transferee (including any Transferee) of any Original Lender or Lender shall be obliged to advance to the Borrower under Clause 2, following the assumption of all or any portion of such liability from any Original Lender or Lender hereunder) in each case as such amount may be reduced, cancelled or terminated under this Agreement PROVIDED THAT a schedule setting out the Commitments in respect of a Tranche expressed in Dollars shall be agreed between the Agent and the Borrower on the first Currency Conversion Date in respect of that Tranche and shall from such date be deemed to be a part of this Agreement in substitution for Schedule 1 (or any substitute therefor);
“Commitment Period” means, in respect of a Tranche, the period beginning on the Signing Date and ending on the earlier of the last day of the relevant Availability Period and the date on which the relevant Tranche or the Facility is cancelled hereunder;
“Compulsory Acquisition” means requisition for title or other compulsory acquisition of a Vessel including its capture, seizure, detention or confiscation or expropriation but excluding any requisition for hire by or on behalf of any government or governmental authority or agency or by any persons acting or purporting to act on behalf of any such government or governmental authority or agency;
“Confidentiality Undertaking” means the undertaking to be entered into relating to the release of financial information pertaining to the NCLC Group by the Agent or any Lender to a potential Transferee or assignee such undertaking to be in the form of Schedule 4;
“Confirmation” means a Confirmation exchanged or deemed to be exchanged between a Lender or its Affiliate (as the case may be) and the Borrower as contemplated by the relevant Master Agreement;
“Consolidated Debt Service” means, for any relevant period, the sum (without double counting), determined in accordance with US GAAP, of:
(i)	the aggregate principal payable or paid during such period on any Indebtedness for Borrowed Money of any member of the NCLC Group, other than:
(a)	principal of any such Indebtedness for Borrowed Money prepaid at the option of the relevant member of the NCLC Group;

(b)	principal of any such Indebtedness for Borrowed Money prepaid upon the sale or Total Loss of any vessel owned or leased under a capital lease by any member of the NCLC Group; and

(c)	balloon payments of any such Indebtedness for Borrowed Money payable during such period (and for the purpose of this paragraph (c) a “balloon payment” shall not include any scheduled repayment instalment of such Indebtedness for Borrowed Money which forms part of the balloon);
(ii)	Consolidated Interest Expense for such period;

(iii)	the aggregate amount of any dividend or distribution of present or future assets, undertakings, rights or revenues to any shareholder of any member of the NCLC Group (other than the Borrower or one of its wholly owned Subsidiaries) or any distribution in respect of share capital during such period (“Distributions”); and
(iv)	all rent under any capital lease obligations by which the Borrower or any consolidated Subsidiary is bound which are payable or paid during such period and the portion of any debt discount that must be amortised in such period, as calculated in accordance with US GAAP and derived from the then latest unaudited consolidated accounts of the NCLC Group delivered to the Agent in the case of any period ending at the end of any of the first three (3) financial quarters of each financial year of the Borrower and the then latest Accounts delivered to the Agent in the case of the final quarter of each such financial year;
“Consolidated EBITDA” means, for any relevant period, the aggregate of:
(i)	Consolidated Net Income from the Borrower’s operations for such period; and

(ii)	the aggregate amounts deducted in determining Consolidated Net Income for such period in respect of gains and losses from the sale of assets or reserves relating thereto, Consolidated Interest Expense, depreciation and amortisation, impairment charges and any other non-cash charges and deferred income tax expense for such period;
“Consolidated Interest Expense” means, for any relevant period, the consolidated interest expense (excluding capitalised interest) of the NCLC Group for such period;
“Consolidated Net Income” means, for any relevant period, the consolidated net income (or loss) of the NCLC Group for such period as determined in accordance with US GAAP;
“Contract Prices” means, in respect of Hull No S.669, three hundred and eighty nine million euro (EUR389,000,000) being the price agreed between the Builder, the Borrower and Norwegian Pearl for the construction of Hull No S.669 under article 8, clause 1.1 of the relevant Building Contract and, in respect of Hull No S.670, three hundred and ninety one million euro (EUR391,000,000) being the price agreed between the Builder, the Borrower and Norwegian Jade for the construction of Hull No S.670 under article 8, clause 1.1 of the relevant Building Contract subject, in each case, to article 8, clause 1.1(ii) of the relevant Building Contract;
“Contribution” means, as to each Original Lender, the portion of the sums set out opposite its name in Schedule 1 or any substitute schedule for Schedule 1 advanced to the Borrower and for the time being outstanding;
“converted” means actually or notionally (as the case may require) converted by the Agent at the Agent’s Spot Rate of Exchange on the particular date for that conversion pursuant to Clause 3, and the words “convert” and “conversion” shall be construed accordingly;

“Credit Support Document” means any document described as such in a Master Agreement and any other document referred to in any such document which has the effect of creating security in favour of the Agent or the Lenders;
“Credit Support Provider” means any person (other than the Borrower) described as such in a Master Agreement;
“Currency Conversion Date” means the date on which a Drawing is advanced in or converted to Dollars pursuant to Clause 3.1;
“Delivery Date” means the date on which a Vessel is delivered to and accepted by the relevant Owner pursuant to the relevant Building Contract which date is expected to be 8 February 2007 in respect of Hull No S.669 and 1 October 2007 in respect of Hull No S.670;
“Disclosure Letter” means the letter so designated, given by the Borrower and acknowledged by the Agent on the Signing Date and containing details of any material litigation, arbitration or administrative proceedings affecting any Obligor which have been instituted and served, or, to the knowledge of the Borrower, threatened (and for this purpose proceedings shall be deemed to be material if they involve a claim in an amount exceeding ten million Dollars (USD10,000,000) or the equivalent in another currency);
“Dollar Drawing” means the principal amount of a Drawing denominated in Dollars or (as the context may require) the amount thereof for the time being drawn down and/or denominated in Dollars and outstanding hereunder;
“Dollars” and “USD” means the lawful currency of the United States of America;
“Drawdown Notice” means a notice to be given by the Borrower to the Agent pursuant to Clause 2.3.1;
“Drawing” means any amount of a Tranche advanced by the Lenders to the Borrower pursuant to Clause 2.3;
“Earnings” means, in respect of a Vessel, (whether earned or to be earned) any and all freights, hire, fares and passage monies, proceeds of requisition (other than proceeds of Compulsory Acquisition), rebates and commissions, all earnings deriving from contracts of employment, demurrage, charterparties, contracts of affreightment, pooling agreements and joint ventures, compensation, remuneration for salvage and towage services, damages howsoever arising and detention monies, damages for breach of any charterparty or other contract for the employment of that Vessel, any amounts payable in consideration of the termination or variation of any charterparty or other such contract and any other earnings whatsoever due or to become due to the relevant Owner;
“Earnings Assignments” means the two (2) valid and effective first legal assignments of the Earnings of the Vessels (together with the notices thereof and the acknowledgements) one (1) to be executed by each of the Owners in respect of its Vessel in favour of the Agent such assignments, notices and acknowledgements to be in the form and on the terms and conditions agreed between the Lenders and the Borrower and as specified in paragraph 24.9 of Part I of Schedule 3;

“Encumbrance” means any mortgage, charge, pledge, lien, assignment, hypothecation, title retention, preferential right or trust arrangement or any other security agreement or arrangement;
“Equivalent Amount” means the Dollar equivalent of a euro amount determined at the Agent’s Spot Rate of Exchange for conversion of euro to Dollars at 10.00 a.m. London time five (5) Business Days prior to the relevant first Currency Conversion Date;
“EURIBOR” means with respect to any Interest Period with respect to a euro Drawing the rate of interest (expressed as an annual rate) determined by the Agent to be:
(i)	the offered rate for deposits in euro for a period equivalent to such Interest Period which appears on the page of the Reuters screen which displays the average EURIBOR rate as agreed with EURIBOR FBE for deposits in euro of the relevant amount at or about 11.00 a.m. London time on the Quotation Date; or

(ii)	if no rate is provided for the respective Interest Period on the said Reuters screen, the interpolated rate per annum for deposits in euro in an amount approximately equal to the euro Drawing as calculated by the Agent, such interpolated rate to be based on the said Reuters screen PROVIDED THAT EURIBOR for periods of less than one (1) week will be ascertained under sub-section (iii) below;
or (if the said Reuters screen is discontinued or if the Agent is unable to make the said determination due to technical breakdown in the relevant system or the Interest Period is less than one (1) week)
(iii)	the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent (1/16%)) of the rates per annum notified to the Agent by each of the Reference Banks as the rate at which deposits in euro in an amount approximately equal to the euro Drawing are offered to such Reference Bank by leading banks in the London Interbank Market at such Reference Bank’s request at or about 11.00 a.m. London time on the Quotation Date for a period equal to the Interest Period and for delivery on the first Business Day thereof;
“EURIBOR FBE” means the Banking Federation of the European Union;
“euro” and “EUR” means the lawful currency of the Federal Republic of Germany;
“euro Drawing” means the principal amount of a Drawing denominated in euro or (as the context may require) the amount thereof for the time being drawn down and outstanding hereunder;
“Event of Default” means any of the events specified in Clause 12;
“Facility” means the facility granted hereunder in the amount of the aggregate of the Maximum Tranche Amounts or (as the context may require) the amount thereof for the time being advanced and outstanding under this Agreement in whatever currency or currencies it is for the time being denominated;
“Final Maturity Date”, in respect of each Tranche, means the date falling one hundred and forty four (144) months from the relevant Delivery Date or such other date as is determined by the provisions of Clause 4;
“Financial Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;
“Force Majeure” means, in relation to the Agent or any Lender, any event or circumstance which is beyond the reasonable control of such party, which cannot be foreseen or if foreseeable which is unavoidable, which occurs after the Signing Date and which prevents that party from performing any of its obligations under this Agreement;
“Free Liquidity” means, at any date of determination, the aggregate of the Cash Balance and any amounts freely available for drawing under the Facility or any other revolving or other credit facilities of the NCLC Group, which remain undrawn, could be drawn for general working capital purposes or other general corporate purposes and would not, if drawn, be repayable within six (6) months;
“Guarantees” means the two (2) joint and several guarantees one (1) to be executed by each of the Owners in favour of the Agent such guarantees to be in the form and on the terms and conditions agreed between the Lenders and the Borrower and as specified in paragraph 25 of Part I of Schedule 3;
“Hedging Transaction” means a Transaction entered into between a Lender or its Affiliate (as the case may be) and the Borrower under the relevant Master Agreement for the express purpose of hedging all or part of the Borrower’s interest rate risk under this Agreement;
“Holding Company” has the meaning defined in the United Kingdom Companies Act 1985, Section 736 as substituted by the United Kingdom Companies Act 1989, Section 144;
“Hull No S.669” means hull no S.669 at the yard of the Builder which, upon construction as a cruise vessel with two thousand three hundred and eighty four (2,384) lower berths, is to be delivered to Norwegian Pearl pursuant to the relevant Building Contract and registered in the name of Norwegian Pearl under the laws and flag of the Commonwealth of the Bahamas;
“Hull No S.670” means hull no S.670 at the yard of the Builder which, upon construction as a cruise vessel with two thousand three hundred and eighty four (2,384) lower berths, is to be delivered to Norwegian Jade pursuant to the relevant Building Contract and registered in the name of Norwegian Jade under the laws and flag of the Commonwealth of the Bahamas;
“Indebtedness for Borrowed Money” means Financial Indebtedness (whether present or future, actual or contingent, long-term or short-term, secured or unsecured) in respect of:

(i)	moneys borrowed or raised;

(ii)	the advance or extension of credit (including interest and other charges on or in respect of any of the foregoing);

(iii)	the amount of any liability in respect of leases which, in accordance with US GAAP, are capital leases;

(iv)	the amount of any liability in respect of the purchase price for assets or services payment of which is deferred for a period in excess of one hundred and eighty (180) days;

(v)	all reimbursement obligations whether contingent or not in respect of amounts paid under a letter of credit or similar instrument; and

(vi)	(without double counting) any guarantee of Financial Indebtedness falling within paragraphs (i) to (v) above;
PROVIDED THAT the following shall not constitute Indebtedness for Borrowed Money:
(a)	loans and advances made by other members of the NCLC Group which are subordinated to the rights of the Lenders;

(b)	loans and advances made by Star Cruises Limited which are subordinated to the rights of the Lenders; and

(c)	any Master Agreement Liabilities and any similar liabilities of the Borrower or any other member of the NCLC Group to a counterparty under any other master agreement relating to interest or currency exchange transactions of a non-speculative nature.
“Insurance Assignments” means the two (2) valid and effective first legal assignments of the Insurances of the Vessels (together with the notices thereof) one (1) to be executed by each of the Owners in respect of its Vessel in favour of the Lenders and/or the Agent such assignments and notices to be in the form and on the terms and conditions agreed between the Lenders and the Borrower and as specified in paragraph 24.10 of Part I of Schedule 3;
“Insurances” means all policies and contracts of insurance and entries of a Vessel in a protection and indemnity or war risks association which are effected in respect of that Vessel, her freights, disbursements, profits or otherwise and all benefits, including all claims and returns of premiums thereunder and shall also include all compensation payable by virtue of Compulsory Acquisition;
“Interest Payment Date” means the last day of each Interest Period and if an Interest Period is longer than six (6) months’ duration the date falling at the end of each successive period of six (6) months during such Interest Period from its commencement;
“Interest Period” means each period ascertained in accordance with Clause 5.2 or Clause 5.7;

“Interest Rate” means the rate of interest applicable to a Drawing calculated in accordance with Clause 5.5, Clause 5.7 or Clause 6.3;
“LIBOR” means with respect to any Interest Period with respect to a Dollar Drawing the rate of interest (expressed as an annual rate) determined by the Agent to be:
(i)	the offered rate for deposits in Dollars for a period equivalent to such Interest Period which appears on the Reuters Page LIBOR 01 at or about 11.00 a.m. London time on the Quotation Date; or

(ii)	if no rate is provided for the respective Interest Period on the Reuters Page LIBOR 01, the interpolated rate per annum for deposits in Dollars in an amount approximately equal to the Dollar Drawing as calculated by the Agent, such interpolated rate to be based on the Reuters Page LIBOR 01 PROVIDED THAT LIBOR for periods of less than one (1) week will be ascertained under sub-section (iii) below;
OR (if Reuters Page LIBOR 01 is discontinued or if the Agent is unable to make the said determination due to technical breakdown in the relevant system or the Interest Period is less than one (1) week)
(iii)	the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent (1/16%)) of the rates per annum notified to the Agent by each of the Reference Banks as the rate at which deposits in Dollars in an amount approximately equal to the Dollar Drawing are offered to such Reference Bank by leading banks in the London Interbank Market at such Reference Bank’s request at or about 11.00 a.m. London time on the Quotation Date for a period equal to the Interest Period and for delivery on the first Business Day thereof;
“Lender” means:
(i)	any Original Lender; and

(ii)	any bank, financial institution, trust, fund or other entity which has become a party to this Agreement in accordance with Clause 18, which in each case has not ceased to be a party to this Agreement in accordance with the terms of this Agreement;
“Lending Branch” means in respect of the Agent and each Original Lender its office at the address set out beneath its name in Schedule 1 or such other office as it shall from time to time select and notify through the Agent to the Borrower and the Agent;
“Lim Family” means:
(i)	Tan Sri Lim Goh Tong;

(ii)	his spouse;

(iii)	his direct lineal descendants;

(iv)	the personal estate of any of the above persons; and

(v)	any trust created for the benefit of one or more of the above persons and their estates;
“Lower Saxony Guaranteed Amount” means the amount guaranteed from time to time under a Lower Saxony Guarantee;
“Lower Saxony Guarantees” means the two (2) guarantees to be issued by the German State of Lower Saxony in favour of the Lower Saxony Guarantee Agent substantially in the form appended to the Borrower’s acknowledgements referred to in paragraph 20 of Part I of Schedule 3 as security for approximately but not more than eighty per cent (80%) of Portion B of each Maximum Tranche Amount, the maximum amount payable under each of such guarantees (assuming that the amount of three hundred and eleven million two hundred thousand euro (EUR311,200,000) is capable of being drawn down hereunder in respect of Tranche A and the amount of three hundred and twelve million eight hundred thousand euro (EUR312,800,000) is capable of being drawn down hereunder in respect of Tranche B) being sixty two million two hundred and forty thousand euro (EUR62,240,000) or the amount in Dollars agreed between the Lower Saxony Guarantee Agent and the German State of Lower Saxony and approved by the Lenders if the currency option contained in Clause 3 is exercised;
“Majority Lenders” means Lenders the aggregate of whose Commitments exceed sixty seven per cent (67%) of the aggregate total of the Commitments of all the Lenders;
“Management Agreements” means the agreements to be entered into between the Owners and the Manager in respect of the Vessels providing for the commercial and technical management and crewing of the Vessels such agreements to be in the form and on the terms and conditions agreed between the Agent and the Borrower and as specified in paragraph 24.7 of Part I of Schedule 3;
“Management Agreement Assignments” means the two (2) valid and effective first legal assignments of the Management Agreements (together with the notices thereof and the acknowledgements) one (1) to be executed by each of the Owners in respect of its Vessel in favour of the Agent such assignments, notices and acknowledgements to be in the form and on the terms and conditions agreed between the Lenders and the Borrower and as specified in paragraph 24.11 of Part I of Schedule 3;
“Manager” means NCL (Bahamas) Ltd. of Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda, the company providing commercial and technical management and crewing services for the Vessels pursuant to the Management Agreements;
“Mandatory Cost” means the cost imputed to a Lender of compliance with the mandatory liquid asset requirements of any central bank or other fiscal, monetary or other authority;
“Master Agreement” means any ISDA Master Agreement (or any other form of master agreement relating to interest or currency exchange transactions of a non-

speculative nature) entered into between a Lender or its Affiliate and the Borrower before the Signing Date in relation to the obligations of the Borrower under this Agreement and/or the Building Contracts, including each Schedule to any Master Agreement and each Confirmation exchanged under any Master Agreement;
“Master Agreement Liabilities” means, at any relevant time, all liabilities of the Borrower to a Lender or its Affiliate (as the case may be) under the relevant Master Agreement, whether actual or contingent, present or future;
“Material Adverse Effect” means a material adverse effect on (i) the validity or enforceability of any of the Security Documents or the Lower Saxony Guarantees or the rights or remedies of the Lenders or their Affiliates (as the case may be) thereunder (ii) the ability of any Obligor to perform its obligations under any of the Security Documents or (iii) the business, operations, condition (financial or otherwise) or prospects of the Borrower, either of the Owners or the NCLC Group taken as a whole;
“Maturity Date” in relation to a Drawing means the last day of its Term;
“Maximum Tranche Amount” means:
(i)	before the first Currency Conversion Date in respect of a Tranche, the lower of (a) eighty per cent (80%) of the relevant Contract Price and (b) three hundred and eleven million two hundred thousand euro (EUR311,200,000) in the case of Tranche A and three hundred and twelve million eight hundred thousand euro (EUR312,800,000) in the case of Tranche B, as reduced from time to time pursuant to Clause 4.2; and

(ii)	from the first Currency Conversion Date in respect of a Tranche, the Equivalent Amount of the amounts referred to in paragraphs (a) and (b) of paragraph (i) of this definition, as reduced from time to time pursuant to Clause 4.2;
“month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the preceding Business Day PROVIDED THAT, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month;
“Mortgages” means the two (2) first priority statutory Bahamian ship mortgages and deeds of covenants collateral thereto one (1) to be granted by each of the Owners over its Vessel in each case in favour of the Lenders and/or the Agent as security pursuant hereto and to the Master Agreements such mortgages and deeds of covenants to be in the forms and on the terms and conditions agreed between the Lenders and the Borrower and as specified in paragraph 24.8 of Part I of Schedule 3;

“NCL America Holdings” means NCL America Holdings, Inc. of Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, United States of America;
“NCLC Fleet” means the vessels owned by the companies in the NCLC Group;
“NCLC Group” means the Borrower and its wholly owned Subsidiaries provided that for the purposes of the definitions of “Cash Balance”, “Consolidated Debt Service”, “Consolidated Interest Expense”, “Consolidated Net Income”, “Total Capitalisation” and “Total Net Funded Debt” in this Clause 1.1, Clause 10.2 and Clause 10.3 “NCLC Group” means the Borrower, its Subsidiaries and any other entity which is required to be consolidated in the Borrower’s accounts in accordance with US GAAP;
“Norwegian Jade” means Norwegian Jade, Ltd. of Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda;
“Norwegian Pearl” means Norwegian Pearl, Ltd. of Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda;
“Notional Amount” in respect of any Hedging Transaction, means the Notional Amount as defined in the Confirmation relating to that Hedging Transaction;
“Obligors” means the Borrower, the Owners, the Shareholder, the Manager, any other Credit Support Provider and any other party from time to time to any of the Security Documents excluding the Agent, the Lenders and the Lower Saxony Guarantee Agent;
“Outstanding Indebtedness” means all sums of any kind payable actually or contingently to the Agent or the Lenders under or pursuant to this Agreement or any other Transaction Document (whether by way of repayment of principal, payment of interest or default interest, payment of any indemnity or counter indemnity, reimbursement for fees, costs or expenses or otherwise howsoever) and any Master Agreement Liabilities;
“Owners” means Norwegian Pearl and Norwegian Jade;
“Owner’s Supply Costs” means up to twenty five million euro (EUR25,000,000) being the cost of the Buyers’ Supplies (as defined in the relevant Building Contract) in respect of a Vessel;
“Permitted Liens” means (i) any Encumbrance created by or pursuant to the Security Documents (ii) liens on a Vessel up to an aggregate amount at any time not exceeding ten million Dollars (USD10,000,000) for current crew’s wages and salvage and liens incurred in the ordinary course of trading a Vessel (iii) any deposits or pledges to secure the performance of bids, tenders, bonds or contracts (iv) any other Encumbrance notified by any of the Obligors to the Agent prior to the Signing Date (v) any Encumbrance in respect of existing Financial Indebtedness of a person which becomes a Subsidiary of the Borrower or is merged with or into the Borrower or any of its Subsidiaries (vi) liens on assets leased, acquired or upgraded after the Signing Date or assets newly constructed or converted after the Signing Date provided that (a) such liens secure Financial Indebtedness otherwise permitted under this Agreement (b) such liens are incurred within one (1) year following such lease, acquisition, upgrade, construction or conversion and (c) the Financial Indebtedness secured by such liens does not exceed the cost of such upgrade or the cost of such assets acquired or leased (vii) statutory and other similar liens arising in the ordinary course of business unrelated to Financial Indebtedness and securing obligations not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established and (viii) liens arising out of the existence of judgments or awards in respect of the Borrower or any of its Subsidiaries, provided that the aggregate amount of all cash and the fair market value of all other property subject to such liens as are described in paragraphs (vi) to (viii) above does not exceed ten million Dollars (USD10,000,000);
“Portion A” means (i) the first seventy five per cent (75%) of the Maximum Tranche Amount in respect of Tranche A or Tranche A (as the context may require) and (ii) the first seventy five point one three per cent (75.13%) of the Maximum Tranche Amount in respect of Tranche B or Tranche B (as the context may require);
“Portion B” means (i) the last twenty five per cent (25%) of the Maximum Tranche Amount in respect of Tranche A or Tranche A (as the context may require) and (ii) the last twenty four point eight seven per cent (24.87%) of the Maximum Tranche Amount in respect of Tranche B or Tranche B (as the context may require);
“Possible Event of Default” means any event which, with the giving of notice, passage of time or occurrence of any other event, would constitute an Event of Default;
“Process Agent” means Clifford Chance Secretaries Limited whose registered office is presently at 10 Upper Bank Street, London E14 5JJ or any other person in England nominated by the Borrower or any other Obligor and approved by the Agent as agent to accept service of legal proceedings on their behalf under any of the Security Documents;
“Quotation Date” means, in relation to any Interest Period, the day on which quotations would ordinarily be given in the relevant interbank eurocurrency market for Dollar or euro (as the case may be) deposits for delivery on the first day of that Interest Period PROVIDED THAT if such quotation date is not a Business Day the quotation date shall be the preceding Business Day;
“Reduction Dates” means, in respect of each Tranche, subject to the provisions of Clause 4, (i) the last day of each of the twenty three (23) consecutive periods of six (6) months the first such period commencing on the relevant Delivery Date and the twenty third (23rd) such period terminating eleven and a half (11 1/2) years thereafter and (ii) the relevant Final Maturity Date;
“Reference Banks” means the principal London offices (if any) of the Lead Arrangers and the Co-Arrangers;
“Renewal Date”, in relation to any Drawing, means a date on which that Drawing is extended by any Renewal Notice for such Drawing;

“Renewal Notice” means a notice to be given by the Borrower to the Agent to extend the period of a Term;
“Reuters Page LIBOR 01” means the display currently designated as Reuters Page LIBOR 01, which includes London Interbank Offered Rates of four (4) major banks, which are members of the International Swaps and Derivatives Association, Inc. or such other service as may be nominated by the British Bankers’ Association as the information vendor for displaying the London Interbank Offered Rates of major banks in the London Interbank Market;
“Same Day Funds” means Dollar funds settled through the New York Clearing House Interbank Payments System or euro funds settled through TARGET or such other funds for payment in Dollars or euro (as the case may be) as the Agent shall specify by notice to the Borrower as being customary at the time for the settlement of international transactions in New York or Frankfurt am Main (as the case may be) of the type contemplated by this Agreement;
“Security Documents” means this Agreement, the Charges, the Mortgages, the Guarantees, the Earnings Assignments, the Insurance Assignments, the Management Agreement Assignments, the Master Agreements and any other Credit Support Documents, the commitment letter referred to in Clause 14.2 and any other fee letter in relation to the Facility and all such other documents as may be executed at any time in favour of the Agent, the Lenders and/or the Lower Saxony Guarantee Agent as security for the obligations of the Borrower and/or the other Obligors whether executed pursuant to the express provisions of this Agreement or otherwise howsoever but excluding the Lower Saxony Guarantees;
“Security Period” means the period beginning on the first Advance Date and ending on the date on which the amounts outstanding under this Agreement and under each of the other Security Documents are finally and irrevocably repaid and/or cancelled in full;
“Shareholder” means NCL International, Ltd. of Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda;
“Signing Date” means the date of this Agreement;
“Subsidiary” has the meaning defined in the United Kingdom Companies Act 1985, Section 736 as substituted by the United Kingdom Companies Act 1989, Section 144;
“Substitute Basis” means an alternative basis for maintaining a Drawing certified by the Agent pursuant to Clause 6.3.1;
“Suspension Notice” means a notice given by the Agent to the Borrower pursuant to Clause 6.1;
“TARGET” means trans European automated real time gross settlement express transfer system;
“Taxes” means all present and future income and other taxes, levies, imposts, deductions, compulsory liens and withholdings whatsoever together with interest thereon and penalties with respect thereto, if any, and any payments made on or in respect thereof and “Taxation” shall be construed accordingly;
“Term” means, in relation to a Drawing, the last day of the Interest Period in respect of that Drawing as specified in the Drawdown Notice for such Drawing and as extended by any Renewal Notice for such Drawing PROVIDED THAT no Event of Default or Possible Event of Default has occurred before the relevant Renewal Date and the renewal of such Drawing would not constitute an Event of Default or a Possible Event of Default and PROVIDED THAT the Term shall not extend beyond the relevant Final Maturity Date;
“Third Party” means any person or group of persons acting in concert (as the expression “acting in concert” is defined in the City Code on Take-overs and Mergers) who or which is not a member of the Lim Family;
“Total Capitalisation” means, at any date of determination, Total Net Funded Debt plus the consolidated stockholders’ equity of the NCLC Group at such date determined in accordance with US GAAP and derived from the then latest unaudited and consolidated accounts of the NCLC Group delivered to the Agent in the case of the first three (3) quarters of each financial year and the then latest Accounts delivered to the Agent in the case of the final quarter of each financial year;
“Total Funded Debt” means, as at any relevant date, Total Net Funded Debt excluding Indebtedness for Borrowed Money related to vessels under construction for a member of the NCLC Group;
“Total Loss” means any actual or constructive or arranged or agreed or compromised total loss or Compulsory Acquisition of a Vessel;
“Total Net Funded Debt” means, as at any relevant date:
(i)	Indebtedness for Borrowed Money of the NCLC Group; and

(ii)	the amount of any Indebtedness for Borrowed Money of any person which is not a member of the NCLC Group but which is guaranteed by a member of the NCLC Group as at such date;
less an amount equal to any Cash Balance as at such date;
“Tranche A” means, of the Facility, the revolving credit facility granted hereunder in the relevant Maximum Tranche Amount or (as the context may require) the principal amount thereof for the time being advanced and outstanding under this Agreement;
“Tranche A Availability Period” means the period beginning on the Delivery Date in respect of Hull No S.669 and ending one (1) month before the relevant Final Maturity Date;
“Tranche B” means, of the Facility, the revolving credit facility granted hereunder in the relevant Maximum Tranche Amount or (as the context may require) the principal amount thereof for the time being advanced and outstanding under this Agreement;

“Tranche B Availability Period” means the period beginning on the Delivery Date in respect of Hull No S.670 and ending one (1) month before the relevant Final Maturity Date;
“Tranches” means Tranche A and Tranche B;
“Transaction” means a transaction entered into between a Lender or its Affiliate (as the case may be) and the Borrower governed by the relevant Master Agreement;
“Transaction Documents” means the Security Documents, the Building Contracts, the Drawdown Notices, the Renewal Notices, the Management Agreements and any other material document now or hereafter issued in connection with the documents or the transaction herein referred to but excluding the Lower Saxony Guarantees;
“Transfer Certificate” means the certificate attached hereto as Schedule 5;
“Transfer Date” means, in relation to any Transfer Certificate, the date specified in such Transfer Certificate as the date for the making of the transfer or, where such transfer is specified as being subject to the fulfilment of certain conditions, the date on which the Agent receives a certificate from the Lender making the transfer confirming that all such conditions have been fulfilled;
“Transferee” means any reputable bank acceptable to the Agent which becomes a party to this Agreement as a Lender pursuant to Clause 18;
“US GAAP” means generally accepted accounting principles in the United States of America consistently applied (or, if not consistently applied, accompanied by details of the inconsistencies) including, without limitation, those set forth in the opinion and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board; and
“Vessels” means:
(i)	Hull No S.669; and

(ii)	Hull No S.670.
1.2	Construction
In this Agreement unless the context otherwise requires:
1.2.1	clause headings are inserted for convenience of reference only and shall be ignored in the construction of this Agreement;

1.2.2	references to Clauses and to Schedules are to be construed as references to clauses of and schedules to this Agreement unless otherwise stated and references to this Agreement are to be construed as references to this Agreement including its Schedules;

1.2.3	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as from time to time amended, supplemented and/or novated;
1.2.4	references to any Act or any statutory instrument shall be construed as references to that Act or that statutory instrument as from time to time re-enacted, amended or supplemented;

1.2.5	references to any party to this Agreement or any other document shall include reference to such party’s successors and permitted assigns;

1.2.6	words importing the plural shall include the singular and vice versa;

1.2.7	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any state or any agency thereof;

1.2.8	where any matter requires the approval or consent of the Agent such approval or consent shall not be deemed to have been given unless given in writing; where any matter is required to be acceptable to the Agent shall not be deemed to have accepted such matter unless its acceptance is communicated in writing; the Agent may give or withhold its consent, approval or acceptance at its unfettered discretion; and

1.2.9	a certificate by the Agent as to any amount due or calculation made hereunder shall be conclusive except for manifest error.
1.3	Agent

The Agent has been appointed by the Lenders and the Lower Saxony Guarantee Agent as agent under Clause 20.3 and (unless the context otherwise requires) references herein to the Agent shall be construed as references to itself, the Lenders and the Lower Saxony Guarantee Agent. The Borrower shall only communicate with the Lenders under this Agreement and the other Security Documents through the Agent and as hereinafter referred to.
1.4	Lower Saxony Guarantee Agent

The Lower Saxony Guarantee Agent has been appointed by the Lenders and the Agent as agent under Clause 20.3 and (unless the context otherwise requires) references herein to the Lower Saxony Guarantee Agent shall be construed as references to itself, the Lenders and the Agent.
2	The Facility
2.1	Availability
2.1.1	The Lenders grant to the Borrower the Facility which is of a revolving nature. Each Tranche shall be available to the Borrower during the relevant Availability Period subject to the provisions of Clause 2.2, Clause 2.3 and Clause 3. Each Drawing shall be repaid on its Maturity Date. However, a Term may be extended to the end of the succeeding Interest Period in respect of that Drawing by the giving of a Renewal Notice by the Borrower to the Agent not later than 9.00 a.m. London time five (5) Business Days prior to the commencement of the relevant Interest Period.
2.1.2	Each Lender shall advance its Contribution to a Drawing in the proportion which its Commitment for the time being bears to the other Commitments of the Lenders to the relevant Tranche.

2.1.3	None of the Agent or any other Lender shall be liable for any failure or delay on the part of any Lender in making any advance hereunder nor shall the Agent have any obligation to seek to procure additional Lenders in the event of such a failure PROVIDED THAT if any Lender should fail to advance its Contribution to an advance hereunder, that Lender and the Agent will take all reasonable steps to mitigate the effect of that failure. Notwithstanding the aforesaid proviso, no Lender shall be obliged to increase its Contribution hereunder in respect of the failure by any other Lender to fund any Contribution.
2.2	Purpose and Application

The Borrower shall apply or procure the application by the Owners of the Facility as follows:
2.2.1	An amount of Tranche A equal to the amount due to the Builder under the relevant Building Contract on the relevant Delivery Date shall be applied in part payment of the relevant Contract Price. If the whole or any part of Tranche A is prepaid in accordance with Clause 4 such whole or part may be applied for general corporate and working capital purposes for the Borrower and its Subsidiaries; and

2.2.2	An amount of Tranche B equal to the amount due to the Builder under the relevant Building Contract on the relevant Delivery Date shall be applied in part payment of the relevant Contract Price. If the whole or any part of Tranche B is prepaid in accordance with Clause 4 such whole or part may be applied for general corporate and working capital purposes for the Borrower and its Subsidiaries.
2.3	Drawdown

The Borrower shall only draw down a Drawing if:
2.3.1	the Agent receives at least five (5) Business Days’ notice of the Borrower’s request for the Drawing in the form of Schedule 2;

2.3.2	the Advance Date proposed is a Business Day within the relevant Availability Period;

2.3.3	the first Drawing in respect of a Tranche is to be applied in part payment of the relevant Contract Price due to the Builder under the relevant Building Contract on the relevant Delivery Date;

2.3.4	the Drawing is in a minimum amount of one million euro (EUR1,000,000) in the case of a euro Drawing or one million Dollars

(USD1,000,000) in the case of a Dollar Drawing or a whole multiple thereof;
2.3.5	on any Advance Date not more than five (5) Drawings will be outstanding in respect of the relevant Tranche;

2.3.6	the drawdown of the Drawing would not result in the amount of the relevant Tranche exceeding the relevant Maximum Tranche Amount on the Advance Date;

2.3.7	no Event of Default or Possible Event of Default has occurred before the relevant Advance Date and such drawing would not constitute an Event of Default or a Possible Event of Default;

2.3.8	the representations and warranties set out in Clause 9 and each of the other Security Documents are correct on the relevant Advance Date;

2.3.9	no written notice has been received indicating that the Lower Saxony Guarantees do not, or the relevant Lower Guarantee does not (as the case may be), validly exist without restriction; and

2.3.10	it is then lawful for each of the Lenders to make available its relevant Contribution to the Drawing;
PROVIDED THAT the Lenders will only be obliged to comply with Clause 3.1 if, on the relevant Advance Date or on the commencement of the relevant Interest Period, no Event of Default is continuing or would result from the conversion and the representations made by the Borrower under Clause 9 are true in all material respects.
Each Drawing advanced under this Clause 2.3 shall be deemed to have been advanced pro rata from Portion A and Portion B of the relevant Tranche.
2.4	Break costs

If for any reason a Drawing is not drawn down by the Borrower hereunder after the relevant Drawdown Notice has been given to the Agent pursuant to Clause 2.3, the Borrower will pay to the Agent for the account of the Lenders such amount as the Agent may certify as necessary to compensate the Lenders (other than any Lender whose default has caused the Drawing not to be drawn down) for any loss (including any losses under any Master Agreements) or expense on account of funds borrowed, contracted for or utilised in order to fund its Contribution to the Drawing. Each Lender shall supply to the Agent a certificate of break costs which in the absence of manifest error shall be conclusive as to the amounts due.

2.5	Conditions of drawdown

The Agent shall not be under any obligation to advance a Drawing hereunder until all the documents and evidence referred to in the relevant part of Part I of Schedule 3 are in the possession of the Agent in form and substance satisfactory to the Agent.

2.6	Several obligations of the Lenders

The obligations and rights of each Lender hereunder are several and if for any reason the Borrower receives an amount greater than the aggregate of the Contributions to the Drawing, the Borrower forthwith upon the demand of the Agent shall pay to the Agent (for the account of those Lenders whose Contributions were exceeded) the amount certified by the Agent as representing the excess of the amount paid to the Borrower over the due and proper amount of the Contributions of the Lenders actually received by the Agent.

2.7	Lender’s failure to perform

Subject to Clause 2.1.3, the failure by a Lender to perform its obligations hereunder shall not affect the obligations of the Borrower towards any other party hereto nor shall any such other party be liable for the failure by such Lender to perform its obligations hereunder.

2.8	Fulfilment of conditions after drawdown

If the Lenders, acting unanimously, decide (or the Agent in accordance with Clause 20 decides) to permit the advance of a Drawing to the Borrower hereunder without the Agent having received all of the documents or evidence referred to in the relevant part or parts of Part I of Schedule 3, the Borrower will nevertheless deliver the remaining documents or evidence to the Agent within such period as the Agent may stipulate and the advance of the Drawing shall not be construed as a waiver of the Agent’s right to receive the documents or evidence as aforesaid nor shall this provision impose on the Agent or the Lenders any obligation to permit the advance of the Drawing in the absence of any of such documents or evidence.

2.9	Conditions subsequent

The Borrower undertakes to deliver or to cause to be delivered to the Agent the additional documents and other evidence listed in Part II of Schedule 3.
3	Currency Option
3.1	Selection of Dollars

The selection of Dollars as the currency in which a Drawing is denominated is subject to the conditions of, and the observance of the restrictions to, conversion set out in Clause 3.3. The Borrower may in accordance with this Clause 3.1 select Dollars as the currency in which it wishes a Drawing to be denominated. A selection shall be made either by the Borrower:
3.1.1	specifying the Dollar amount to be advanced in the Drawdown Notice relating to the relevant Drawing; or

3.1.2	giving notice to the Agent to be received by the Agent not later than 9.00 a.m. London time five (5) Business Days prior to the commencement of the next Interest Period relating to the Drawing pursuant to Clause 5.2.

3.2	Conversion

If the Borrower selects Dollars as the currency in which a Drawing is to be made in accordance with Clause 3.1, the Drawing shall be converted from euro into Dollars on, and with effect from, the beginning of the relevant Interest Period. The Drawing shall remain denominated in Dollars until its Maturity Date and no further Drawings of the relevant Tranche may be made in euro. Further, the Maturity Date of any euro Drawing of the relevant Tranche shall be the next Interest Payment Date in respect of that Drawing (notwithstanding the Maturity Date previously selected for the Drawing), on which date the Drawing shall be repaid in accordance with Clause 4.1.

3.3	Conditions and restrictions to conversion

The conversion into and denomination of any Drawing in Dollars shall be subject to Clause 2.3 and the following:
3.3.1	any Drawing up to the relevant Maximum Tranche Amount is available for conversion;

3.3.2	no Drawing may at any time be converted into and/or denominated in more than one (1) currency and any Drawdown Notice or other written instruction from the Borrower requesting otherwise shall be of no effect;

3.3.3	a Drawing may only be converted into and denominated in Dollars if deposits in Dollars for the amount of the Drawing and for the Interest Period selected are available to the Lenders in the London Interbank Market in the ordinary course of business on the relevant date. If such deposits are not so available to the Lenders, the Drawing in question shall be advanced and denominated or remain denominated (as the case may be) in euro;

3.3.4	the Agent being in possession of evidence in form and substance satisfactory to it that from the relevant first Currency Conversion Date the sums insured under the Insurances of the relevant Vessel will be denominated in Dollars in accordance with the provisions of the relevant Mortgage; and

3.3.5	the Agent having been able to arrange for the sums insured under the mortgagee interest insurance and the mortgagee interest insurance for pollution risks (each as more particularly described in the relevant Mortgage) to be in Dollars from the relevant first Currency Conversion Date.
3.4	Repayment in same currency

During each Interest Period in respect of a Dollar Drawing, the obligation of the Borrower to repay that Drawing in accordance with Clause 4.1 or Clause 4.5 and to pay interest in respect of that Drawing shall be an obligation to repay the Drawing and to pay interest (and any default interest pursuant to Clause 5.7) in respect of the Drawing in Dollars.

3.5	Exercise of currency option

All losses, damages, expenses, profits or currency risks arising from the exercise of the currency option contained in this Clause 3 shall be for the account of the Borrower.

3.6	No prepayment

The conversion of a euro Drawing into Dollars or the operation of this Clause 3 shall not constitute or be construed as a prepayment pursuant to the provisions of Clause 4.

3.7	No discharge

Notwithstanding the drawdown of a euro Drawing or the subsequent conversion of the relevant euro Drawing into Dollars it is expressly acknowledged and agreed by the parties hereto that the Security Documents shall remain in full force and effect and that they shall stand as security for the Facility in whatever currency or currencies it is for the time being denominated.
4	Repayment, Reduction, Cancellation and Prepayment of the Facility
4.1	Repayment

The Borrower shall repay each Drawing on its Maturity Date in the currency in which it was made available. If a Drawing (the “new Drawing”) is to be made on a day on which another Drawing (the “maturing Drawing”) is due to be repaid then, subject to the terms of this Agreement:
4.1.1	the maturing Drawing shall be deemed to have been repaid on its Maturity Date either in whole (if the new Drawing is equal to or greater than the maturing Drawing) or in part (if the new Drawing is less than the maturing Drawing); and

4.1.2	to the extent that the maturing Drawing is so deemed to have been repaid, the principal amount of the new Drawing to be made on such date shall be deemed to have been credited to the account of the Borrower by the Agent on behalf of the Lenders in accordance with the terms of this Agreement and the Lenders shall only be obliged to make available to the Borrower pursuant to Clause 2.3 a principal amount equal to the amount by which the new Drawing exceeds the maturing Drawing.
On a Final Maturity Date, all relevant outstanding Drawings and other sums (if any) then owing under this Agreement shall in any event be repaid or paid in full.
4.2	Scheduled reductions of Commitments to a Tranche
4.2.1	Subject to the second paragraph of this Clause 4.2.1, on each of the first twenty three (23) Reduction Dates in respect of a Tranche the relevant Maximum Tranche Amount as at the relevant Delivery Date shall be reduced in euro by one thirtieth (1/30th) and on the Final Maturity Date the relevant Maximum Tranche Amount as at the relevant Delivery Date shall be reduced in euro by seven thirtieths (7/30ths).

If the Borrower exercises the currency option contained in Clause 3 after the first Reduction Date in respect of a Tranche the amounts of the reductions to be made in Dollars on the Reduction Dates in respect of that Tranche falling after the first Currency Conversion Date in respect of that Tranche shall be calculated on the first of such Reduction Dates by dividing the relevant Maximum Tranche Amount as at the relevant Reduction Date by the number of one thirtieths (1/30ths) of the Tranche which have not been reduced prior to that Reduction Date. A reduction schedule setting out the amounts of the reductions to be made in Dollars on the Reduction Dates remaining after the first Currency Conversion Date in respect of that Tranche shall be agreed between the Agent and the Borrower on the first Currency Conversion Date in respect of that Tranche and shall from such date be deemed to be a part of this Agreement. Any reduction to be made on a Reduction Date in respect of a Tranche falling on or prior to the first Currency Conversion Date in respect of that Tranche shall be made in euro.

The Borrower shall pay to the Agent in euro or in Dollars (as the case may be) all accrued interest on the reduction amount to that Reduction Date. Amounts repaid by the Borrower pursuant to this Clause 4.2.1 shall not be available for reborrowing.

4.2.2	Without prejudice to any other provision of this Agreement, the Commitments to a Tranche shall be reduced to zero on the relevant Final Maturity Date.
4.3	Sale or Total Loss of a Vessel: mandatory cancellation

If at any time during the Security Period a Vessel is sold or is or becomes a Total Loss, the Commitments to the relevant Tranche shall be reduced to zero on the date on which the proceeds of such sale or Total Loss are made available.
4.4	Amounts payable on prepayment

Any prepayment of a Drawing or a Tranche under this Clause 4 shall be made together with:
4.4.1	accrued interest on the amount to be prepaid to the date of such prepayment (calculated in respect of any period during which a Substitute Basis has applied by virtue of Clause 6.3, at the rate per annum more particularly described in Clause 6.2);

4.4.2	any additional amounts payable under Clause 7.2 and Clause 8.1;

4.4.3	costs certified by the Agent as necessary to compensate the Lenders for the cost of repaying fixed deposits borrowed to fund any part of any Drawing or the Tranche which is prepaid before the relevant Maturity Date or the fixed term by reference to which the relevant Interest Rate has been ascertained; and

4.4.4	all other sums payable by the Borrower to the relevant Lender or the German State of Lower Saxony under this Agreement including, without limitation, any accrued commitment fee payable under Clause 14.1 and any accrued Lower Saxony Guarantee fee payable under Clause 14.3.
4.5	Notice of prepayment

No voluntary prepayment of a Drawing may be effected under this Clause 4 unless the Borrower shall have given the Agent at least five (5) Business Days’ notice of its intention to make such prepayment. Every notice of prepayment shall be effective only on actual receipt by the Agent, shall be irrevocable, shall specify the amount to be prepaid and shall oblige the Borrower to make such prepayment on the date specified. Unless and to the extent that the Commitments to a Tranche are cancelled or reduced on or with effect from the date of any such prepayment, amounts prepaid may be re-drawn under this Agreement. The Borrower may not prepay any Drawing or any part thereof save as expressly provided in this Agreement.

The Drawing(s) to be wholly or partially prepaid pursuant to Clause 4.2.1 and Clause 4.8 shall be selected by the Borrower by not fewer than five (5) Business Days’ notice to the Agent, which shall be irrevocable. The Borrower shall not be permitted to make any selection pursuant to this Clause which would result in partial prepayment of more than one (1) Drawing. If the Borrower fails to give notice to the Agent selecting the Drawing(s) to be prepaid, the Borrower shall be deemed to have selected to prepay first any Drawings having an Interest Period ending on the Reduction Date in question. If there are no such Drawings or the aggregate amount of the Drawing(s) having an Interest Period ending on the Reduction Date in question either exceeds or falls short of the amount required to be prepaid, the Borrower shall prepay, in full or in part, the Drawing(s) selected by the Agent.

4.6	Voluntary cancellation of Commitments to a Tranche

The Borrower may at any time during an Availability Period by notice to the Agent (effective only on actual receipt) cancel with effect from a date not less than five (5) Business Days after the receipt by the Agent of such notice the whole or any part (being a minimum amount of ten million euro (EUR10,000,000) or ten million Dollars (USD10,000,000) (as the case may be) or a whole multiple thereof but not more than the Available Commitments of all of the Lenders to the relevant Tranche as at such date) of the total of the Available Commitments to the relevant Tranche as at such date of all the Lenders. Any such notice of cancellation, once given, shall be irrevocable and upon such cancellation taking effect the Commitment of each of the Lenders to the relevant Tranche shall be permanently reduced proportionately and the Borrower shall on the date designated in its notice prepay such amount of the outstanding Drawings as will ensure that immediately thereafter the aggregate amount of the Drawings will not exceed the Commitments to the relevant Tranche as so reduced by virtue of the Borrower’s cancellation.

4.7	Additional partial cancellation

The Borrower may also at any time during an Availability Period by notice to the Agent (effective only on actual receipt) cancel with effect from a date not less than five (5) Business Days after receipt by the Agent of such notice the whole but not part only, but without prejudice to its obligations under Clause 7.2 and

Clause 8.1, of the Commitment to the relevant Tranche of any Lender to which the Borrower shall have become obliged to pay additional amounts under Clause 7.2 or Clause 8.1. Upon any notice of such prepayment being given, the Commitment of the relevant Lender to the relevant Tranche shall be reduced to zero and the Borrower shall be obliged to prepay the Contribution of such Lender to the relevant Tranche on such date.

4.8	Prepayment during Term

The Borrower may at any time by notice to the Agent (effective only on actual receipt) prepay the whole or any part (being a minimum amount of ten million euro (EUR10,000,000) or ten million Dollars (USD10,000,000) (as the case may be) or such lesser amount as is acceptable to the Agent) of any Drawing prior to its Maturity Date on not less than five (5) Business Days’ notice (whether or not any part of the Commitment to the relevant Tranche is also being cancelled on such date pursuant to any provision of this Agreement) and the Borrower shall when making such prepayment, make such prepayment together with any amounts as referred to in Clause 4.4.

4.9	Mandatory cancellation in case of illegality

If any change in, or in the interpretation or application of, any law, regulation or treaty shall make it unlawful in any jurisdiction applicable to any of the Lenders for that Lender to make available or maintain its Contribution to a Tranche or to give effect to its obligations as contemplated hereby, the Agent may, by notice thereof to the Borrower, declare that the relevant Lender’s obligations shall be terminated forthwith whereupon (if any of the relevant Tranche has then been advanced) the Borrower shall prepay forthwith to the relevant Lender its Contribution to the Tranche together with interest thereon to the date of such prepayment and all other amounts due to such Lender under Clause 4.4 and under the Security Documents (or, if permitted by the relevant law, regulation or treaty, at the end of the then current Interest Period).

A Lender affected by any provision of this Clause 4.9 shall promptly inform the Agent after becoming aware of the relevant change and the Agent shall, as soon as reasonably practicable thereafter, notify the Borrower of the change and its possible results. Without affecting the Borrower’s obligations under this Clause 4.9 and in consultation with the Agent, the affected Lender will then take all such reasonable steps as may be open to it to mitigate the effect of the change (for example (and if then possible and subject to the prior consent of the German State of Lower Saxony) by changing its Lending Branch or transferring some or all of its rights and obligations under this Agreement to another financial institution reasonably acceptable to the Borrower and the Agent). The reasonable costs of mitigating the effect of any such change shall be borne by the Borrower save where such costs are of an internal administrative nature and are not incurred in dealings by any Lender with third parties.

4.10	Voluntary cancellation following imposition of Substitute Basis

The Borrower may notify the Agent within ten (10) Business Days of the receipt of a certificate from the Agent of a Substitute Basis under Clause 6.3 whether or not it wishes to cancel a Tranche or the relevant part thereof, in which event the Borrower shall forthwith cancel the Tranche or such relevant part thereof and prepay such amount of the outstanding Drawings as will ensure that immediately thereafter the aggregate of the amount of the Drawings will not exceed the Commitments to the Tranche or relevant part thereof as so reduced by virtue of the Borrower’s cancellation.

4.11	Cancellation in case of Total Loss of a Vessel

If a Vessel is or becomes a Total Loss, then the Borrower will, within thirty (30) days thereof or, if the Agent is satisfied in its sole discretion that the Total Loss is adequately covered by the Insurances and that the relevant insurance proceeds will be payable to the Agent on behalf of the Lenders within one hundred and fifty (150) days thereof, by no later than the date which is one hundred and fifty (150) days after the date of the event giving rise to such Total Loss cancel and prepay the relevant Tranche in accordance with Clause 4.3 and Clause 13.1.

For the purposes of this Clause 4.11, a Total Loss shall be deemed to have occurred:
4.11.1	if it consists of an actual loss, at noon Greenwich Mean Time on the actual date of loss or, if that is not known, on the date on which the Vessel was last heard of;

4.11.2	if it consists of a Compulsory Acquisition, at noon Greenwich Mean Time on the date on which the requisition is expressed to take effect by the person requisitioning the Vessel; or

4.11.3	if it consists of a constructive or compromised or arranged or agreed total loss or damage to the Vessel rendering repair impracticable or uneconomical or rendering the Vessel permanently unfit for normal use, at noon Greenwich Mean Time on the date on which notice claiming the loss of the Vessel is given to its insurers.
4.12	Cancellation in case of sale of a Vessel

If a Vessel is sold by the relevant Owner with the prior consent of the Majority Lenders (which consent is not to be unreasonably withheld or delayed), then the Borrower will concurrent with completion of the sale cancel and prepay the relevant Tranche in accordance with Clause 4.3 and Clause 13.1. Subject to Clause 4.4, prepayment of a Tranche consequent upon the permitted sale of the relevant Vessel shall absolve the Borrower from any liability to pay prepayment fees or costs other than legal, registration or other costs incurred in relation to the release and discharge of the Security Documents and the release of the relevant Lower Saxony Guarantee.

4.13	Cancellation in case of non-delivery of a Vessel

If Hull No S.669 has not been delivered to Norwegian Pearl within two hundred and forty (240) days after 8 February 2007 or Hull No S.670 has not been delivered to Norwegian Jade within two hundred and forty (240) days after 1 October 2007 the relevant Tranche will be cancelled.

4.14	Cancellation in case of reduction in the Owners’ Supply Costs

If the amount of a Tranche advanced on the Delivery Date of the relevant Vessel exceeds the relevant Maximum Tranche Amount when the Owners’ Supply Costs in respect of the relevant Vessel, as evidenced by the information to be provided pursuant to paragraph 1 of Part II of Schedule 3, are determined, the Borrower shall forthwith cancel the relevant Tranche and prepay the relevant outstanding Drawings in each case by such an amount that the relevant Maximum Tranche Amount is no longer exceeded, in accordance with Clause 4.4 and Clause 13.2.
5	Interest
5.1	Payment of interest

The Borrower shall pay interest on each Drawing at the Interest Rate applicable for each Interest Period in respect thereof which interest shall be payable in arrears on each Interest Payment Date.

5.2	Selection and duration of Interest Periods

The Borrower may give notice to the Agent to be received by the Agent not later than 9.00 a.m. London time five (5) Business Days prior to the commencement of each Interest Period, specifying whether that Interest Period is to be of one (1), three (3) or six (6) months’ duration or of such other period as the Borrower and all the Lenders may agree PROVIDED THAT no more than three (3) Interest Periods of one (1) month’s duration may be requested in any one (1) calendar year in respect of a Tranche. Interest Periods shall commence, in the case of the first in respect of a Drawing, on the relevant Advance Date and, in the case of Interest Periods other than the first, on the expiry of the preceding Interest Period. Each Interest Period shall, subject to the following provisions of this Clause 5, be of a duration selected by the Borrower as above PROVIDED THAT the final Interest Period in respect of a Drawing shall end on the Maturity Date of that Drawing.

5.3	No notice and unavailability

If the Borrower fails to select an Interest Period in accordance with Clause 5.2 or the Agent certifies that deposits for the period selected by the Borrower are not available to each of the Lenders in the ordinary course of business in the relevant interbank eurocurrency market to fund the Drawing, the Borrower shall be deemed to have selected an Interest Period of three (3) months (or such other period as the Agent may in its sole discretion decide).

5.4	Extension and shortening of Interest Periods
5.4.1	If an Interest Period would otherwise end on a day which is not a Business Day, the Interest Period shall be extended until the next following Business Day unless the next following Business Day falls in the next calendar month in which case the Interest Period will be shortened to expire on the preceding Business Day.

5.4.2	If an Interest Period commences on the last Business Day in a month and if there is no day in the month in which the Interest Period will end which corresponds numerically to the day on which it begins, the Interest Period shall end on the last Business Day in that month.
5.5	Interest Rate

Subject to Clause 5.7 and Clause 6, the rate of interest applicable to a Drawing during an Interest Period shall be the rate per annum which is the sum of EURIBOR or LIBOR (as the case may be), the Applicable Margin and Mandatory Costs.

5.6	Bank basis

Interest, commitment fee and any other payments hereunder or under the commitment letter referred to in Clause 14.2 or any other fee letter of an annual nature shall accrue from day to day and be computed on the basis of a year of three hundred and sixty (360) days and for the actual number of days elapsed.

5.7	Default interest

If the Borrower fails to pay on the due date any sum due under this Agreement or any of the other Security Documents to which it may at any time be a party, the Borrower shall, without affecting any other remedy of the Agent or the Lenders, on demand pay interest on such sum from the due date to the actual date of payment (as well after as before judgment). Such interest shall accrue on a daily basis at the higher of the Interest Rate fixed for the latest Interest Period and the rate computed by the Agent and certified by the Agent to the Borrower as being the aggregate of (a) the Applicable Margin, Mandatory Costs and two per cent (2%) and (b) the greater of (i) in the case of the Lenders, the average (rounded upwards if necessary to the next integral multiple of one-sixteenth of one per cent (1/16%)) of the respective rates per annum at which each of the Lenders is able to acquire in accordance with its normal practice deposits in euro or Dollars (as the case may be) in successive periods of one (1) month (or for such shorter period as the Agent may in its sole discretion select) in the relevant interbank eurocurrency market in an amount equivalent to or comparable with its relevant Contribution to such sum, and, in the case of the Agent, the rate per annum at which it is able to acquire in accordance with its normal practice deposits in euro or Dollars (as the case may be) in successive periods of one (1) month (or for such shorter period as the Agent may in its sole discretion select) in the relevant interbank eurocurrency market in an amount equivalent to such sum, as at approximately 11.00 a.m. Brussels time (in the case of euro) and as at approximately 11.00 a.m. London time (in the case of Dollars) on any relevant day and (ii) in the case of the Lenders, the average (rounded upwards if necessary to the next integral multiple of one-sixteenth of one per cent (1/16%)) of the cost to each of the Lenders of funding its relevant Contribution to such sum, and, in the case of the Agent, the cost of funding such sum, such interest to be compounded at the end of the period selected by the Agent and to be payable on demand. In the event of EURIBOR or LIBOR (as the case may be) not being available then the Agent shall in its discretion use the Substitute Basis for its calculation as set out in Clause 6.3.

6	Substitute Basis of Funding
6.1	Market disturbance

Notwithstanding anything to the contrary in this Agreement, if prior to the commencement of any Interest Period the Agent shall determine in good faith (which determination shall be conclusive and binding on the parties hereto) that:
6.1.1	by reason of circumstances affecting the relevant interbank eurocurrency market adequate and fair means do not exist for ascertaining the Interest Rate during such Interest Period pursuant to Clause 5; or

6.1.2	deposits in euro or Dollars (as the case may be) of equal duration to such Interest Period will not be available to any of the Lenders in the relevant interbank eurocurrency market in sufficient amounts in the ordinary course of business to fund its relevant Contribution during such Interest Period; or

6.1.3	by reason of any material change in applicable law or regulation or of any change in national or international financial or economic conditions any of the Lenders is unable to fund or to continue to fund its relevant Contribution during such Interest Period by deposits obtained in the relevant interbank eurocurrency market, then the Agent shall promptly give a notice (being a Suspension Notice), containing full particulars thereof in reasonable detail to the Borrower.

6.2	Suspension of drawdown

If a Suspension Notice is given by the Agent before the advance of a Drawing in accordance with Clause 2 then the Agent shall not be obliged to advance any Drawing until notice to the contrary is given by the Agent. During the period of thirty (30) days from the giving of such Suspension Notice, the Agent and any Lender affected by the relevant market disturbance shall consult in good faith with the Borrower with a view to agreeing to an alternative basis for advancing of the Facility or any relevant part thereof. If such alternative basis is agreed between the Borrower, the Agent, the relevant Lender or Lenders and the German State of Lower Saxony, it shall apply in accordance with its terms.

6.3	Certificates of Substitute Basis
6.3.1	If a Drawing has been advanced before a Suspension Notice is given, the Lender or Lenders affected by the relevant market disturbance shall within thirty (30) days following the date of the Suspension Notice, certify (through the Agent) in good faith to the Borrower an alternative basis (being the Substitute Basis) for maintaining its relevant Contribution affected by the relevant market disturbance. Such Substitute Basis may be retroactive to the beginning of the then current Interest Period in respect of the Drawing and may include an alternative method of fixing the Interest Rate (which shall reflect the cost to the relevant Lender or Lenders of funding its relevant Contribution from other sources plus the Applicable Margin) or alternative Interest Periods for the relevant Drawing, provided always that so far as practicable any such Substitute

Basis shall be computed in a manner and for periods as similar as possible to those provided in Clause 5.

6.3.2	Each Substitute Basis so certified shall be binding upon the Borrower, the Agent and the Lenders and shall be treated as part of this Agreement.
6.4	Review

So long as any Substitute Basis is in force, the Agent, in consultation with the Borrower and the Lenders, shall from time to time, but not less often than monthly, review whether or not the circumstances referred to in Clause 6.1 still prevail with a view to returning to the normal provisions of this Agreement.
7	Payments
7.1	Place for payment

Subject to Clause 14.3, all payments by the Borrower under this Agreement or any of the other Security Documents to which it may at any time be a party shall be made to the Agent in Same Day Funds and:
7.1.1	if in euro through the EBA clearing system to DnB NOR Bank ASA, London (BIC:DNBAGB2L) in favour of DnB NOR Bank ASA, Oslo (BIC:DNBANOKK) by 10.00 a.m. Brussels time; and

7.1.2	if in Dollars to Bank of New York, New York, for the account of DnB NOR Bank ASA, Oslo account no 8033261374 by 10.00 a.m. New York time, or such other account or bank as the Agent may from time to time designate.

7.2	Deductions and grossing-up
7.2.1	Each payment to be made by the Borrower to the Agent, the Lenders or the Lower Saxony Guarantee Agent hereunder or under the commitment letter referred to in Clause 14.2 or any other fee letter shall be made free and clear of and without deduction for or on account of Taxes unless the Borrower is required by law to make such a payment subject to the deduction or withholding of Taxes, in which case the sum payable by the Borrower in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Agent, the Lenders or the Lower Saxony Guarantee Agent receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

7.2.2	Without prejudice to the provisions of Clause 7.2.1, if any Lender or the Agent on its behalf, the Agent or the Lower Saxony Guarantee Agent is required to make any payment on account of tax (not being a tax imposed on the net income of its Lending Branch by the jurisdiction in which it is incorporated or in which its Lending Branch is located or any other tax existing and applicable on the Signing Date under the laws of any jurisdiction) or otherwise on or in relation to any sum received or receivable hereunder by such Lender or the Agent on its behalf, the Agent or the Lower Saxony Guarantee Agent (including, without limitation, any sum received or receivable under this Clause 7) or any liability in respect of any such payment is asserted, imposed, levied or assessed against such Lender or the Agent on its behalf, the Agent or the Lower Saxony Guarantee Agent, the Borrower shall, upon demand of the Agent, indemnify such Lender or the Agent on its behalf, the Agent or the Lower Saxony Guarantee Agent against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith other than interest penalties and expenses that are otherwise imposed or asserted on account of the bad faith or wilful neglect of such Lender or the Agent on its behalf, the Agent or the Lower Saxony Guarantee Agent. If any Lender, the Agent or the Lower Saxony Guarantee Agent proposes to make a claim under the provisions of this Clause 7.2.2 it shall certify to the Borrower in reasonable detail within thirty (30) days (or such longer period as any Lender, the Agent or the Lower Saxony Guarantee Agent may reasonably require) after becoming aware of the event by reason of which it is entitled to make its claim or claims the basis of its claim or claims, such certificate to be conclusive, save for manifest error.
7.3	Production of receipts for Taxes

If the Borrower makes any payment hereunder in respect of which it is required by law to make any deduction or withholding, it shall pay the full amount to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Agent within thirty (30) days after it has made such payment to the applicable authority any original receipt issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld from such payment.

If an additional payment is made under Clause 7.2.2 and any Lender or the Agent on its behalf, the Agent or the Lower Saxony Guarantee Agent determines that it has received or been granted a credit against or relief of or calculated with reference to the deduction or withholding giving rise to such additional payment, such Lender or the Agent on its behalf, the Agent or the Lower Saxony Guarantee Agent shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as such Lender or the Agent on its behalf, the Agent or the Lower Saxony Guarantee Agent shall in its opinion have concluded to be attributable to the relevant deduction or withholding. Any such payment shall be conclusive evidence of the amount due to the Borrower hereunder and shall be accepted by the Borrower in full and final settlement of its rights of reimbursement hereunder in respect of such deduction or withholding. Nothing herein contained shall interfere with the right of any Lender, the Agent and the Lower Saxony Guarantee Agent to arrange their respective tax affairs in whatever manner they think fit.

7.4	Currency of account

Unless the Agent agrees or requires otherwise in accordance with the terms of this Agreement:
7.4.1	a repayment or payment of all or part of the Facility, a Tranche, a Drawing or any sum due and payable but unpaid by any Obligor under the Security Documents shall be made in the currency in which the Facility, such Tranche, such Drawing or such unpaid sum is denominated on its due date;

7.4.2	each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued; and

7.4.3	each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred
7.5	Money of account

If any sum due from the Borrower under this Agreement or any other Security Document to which it may at any time be a party, or any order or judgment given or made in relation thereto, has to be converted from the currency (the “first currency”) in which the same is payable under such Security Document, order or judgment into another currency (the “second currency”) for the purpose of:
7.5.1	making or filing a claim or proof against the Borrower;

7.5.2	obtaining an order or judgment in any court or other tribunal; or

7.5.3	enforcing any order or judgment given or made in relation thereto;
the Borrower shall indemnify and hold harmless the Agent, the Lower Saxony Guarantee Agent and each of the Lenders from and against any damages or losses suffered as a result of any discrepancy between (a) the rate of exchange used to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which each Lender, the Agent or the Lower Saxony Guarantee Agent may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. The above indemnity shall constitute an obligation of the Borrower separate and independent from its other obligations and shall apply irrespective of any indulgence granted by the Agent, the Lower Saxony Guarantee Agent or any of the Lenders.

7.6	Accounts

The Agent shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to each of the Lenders hereunder or under any of the other Security Documents. In any legal action or proceeding arising out of or in connection with this Agreement or any other Security Documents, the entries made in the accounts so maintained shall be prima facie evidence, save in the case of manifest error, of the existence and amounts of the obligations of the Borrower recorded therein.

7.7	Earnings

Provided no Event of Default or Possible Event of Default has occurred (following which the Agent shall (inter alia) be entitled to request the Owners to give notice pursuant to clause 4 of the Earnings Assignments and apply the Earnings in accordance with Clause 13.2) the Earnings shall throughout the Security Period be at the free disposal of the Owners.

7.8	Continuing security

The security created by this Agreement, each of the other Security Documents and the Lower Saxony Guarantee shall be held by the Agent, the Lower Saxony Guarantee Agent and/or the Lenders as a continuing security for the repayment of the Outstanding Indebtedness and the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the amount hereby or thereby secured or by any amendment of this Agreement, any of the other Security Documents or the Lower Saxony Guarantees. Such security shall be in addition to and shall not in any way be prejudiced or affected by any collateral or other security now or hereafter held by the Agent, the Lower Saxony Guarantee Agent or the Lenders or any of them for all or any part of the amount hereby or thereby secured or any other right or remedy of the Agent, the Lower Saxony Guarantee Agent or the Lenders or any of them under this Agreement, any of the other Security Documents or the Lower Saxony Guarantees, by operation of law or otherwise howsoever arising. All the powers arising from any and all such security may be exercised from time to time as the Agent, the Lower Saxony Guarantee Agent or the Lenders or any of them may deem expedient.

7.9	Mitigation

Without affecting the Borrower’s obligations under Clause 7.2 the affected Lender, the Agent or the Lower Saxony Guarantee Agent shall take such reasonable steps as may be open to it to mitigate the effect of any tax withholding requirement, subject to the prior consent of the German State of Lower Saxony. The reasonable costs of mitigating the effect shall be borne by the Borrower.
8	Yield Protection and Force Majeure
8.1	Increased costs
8.1.1	If by reason of:
(a)	any change in law or in its interpretation or administration; and/or

(b)	compliance with any request from or requirement of any central bank or other fiscal, monetary or other authority including but without limitation the Basle Committee on Banking Supervision whether or not having the force of law:
(i)	any of the Lenders or an Associated Company incurs a cost as a result of the relevant Lender performing its obligations under this Agreement and/or its advancing its Contribution hereunder; or

(ii)	there is any increase in the cost to any of the Lenders or an Associated Company of the relevant Lender funding or maintaining all or any of the advances comprised in a class of advances formed by or including its Contribution advanced or to be advanced by it hereunder; or

(iii)	any of the Lenders or an Associated Company incurs a cost as a result of the relevant Lender having entered into and/or its assuming or maintaining its commitment under this Agreement; or

(iv)	any of the Lenders or an Associated Company becomes liable to make any payment on account of Tax or otherwise (other than Tax on its overall net income) on or calculated by reference to the amount of the relevant Lender’s Contribution advanced or to be advanced hereunder and/or any sum received or receivable by it hereunder; or

(v)	any of the Lenders or an Associated Company suffers any decrease in its rate of return as a result of any changes in the requirements relating to capital ratios, monetary control ratios, reserve assets, the payment of special deposits, liquidity costs or other similar requirements affecting that Lender or Associated Company, except to the extent included in the Mandatory Cost then the Borrower shall from time to time on demand pay to the Agent for the account of the relevant Lender, Lenders, Associated Company or Associated Companies amounts sufficient to indemnify the relevant Lender, Lenders, Associated Company or Associated Companies against, as the case may be, such cost, such increased cost (or such proportion of such increased cost as is in the reasonable opinion of the relevant Lender, Lenders, Associated Company or Associated Companies attributable to the funding or maintaining of the relevant Lender or Lenders’ Contribution(s) hereunder) or such liability.

8.1.2	A Lender affected by any provision of Clause 8.1.1 shall promptly inform the Agent after becoming aware of the relevant change or request and its possible results and the Agent shall, as soon as reasonably practicable thereafter, notify the Borrower of the change or request and its possible results. Without affecting the Borrower’s obligations under Clause 8.1.1 and in consultation with the Agent, the affected Lender will then take all such reasonable steps as may be open to it to mitigate the effect of the change or request (for example (if then possible) by changing its Lending Branch or transferring some or all of its rights and obligations under this Agreement to another financial institution reasonably acceptable to the Agent and after consultation with the Borrower). The reasonable costs of mitigating the effect of any such change shall be borne by the Borrower save where such costs are of an internal administrative nature and are not incurred in dealings by any Lender with third parties.

8.2	Force majeure

Where the Agent or any Lender (the “Non-Performing Party”) is prevented from performing any of its obligations under this Agreement by reason of Force Majeure this Agreement shall remain in effect but the Non-Performing Party’s relevant obligations shall be suspended for so long as the Force Majeure continues and to the extent that the Non-Performing Party is so prevented, PROVIDED THAT:
8.2.1	the suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure;

8.2.2	the obligations of the Non-Performing Party shall not be excused as a result of the Force Majeure; and

8.2.3	in respect of the suspension of the Non-Performing Party’s obligations:
(a)	the Non-Performing Party gives the Agent prompt written notice which the Agent shall forthwith upon receipt send to the Borrower describing the circumstances of Force Majeure (including the nature of the occurrence, its expected duration and the effects of the Force Majeure on the ability of the Non-Performing Party to perform its relevant obligations), and continues to furnish weekly reports with respect thereto during the period of Force Majeure;

(b)	the Non-Performing Party uses all reasonable efforts to remedy its inability to perform and to mitigate the effects of the Force Majeure; and

(c)	as soon as reasonably possible after the cessation of the Force Majeure the Non-Performing Party shall notify the Agent (who shall notify the Borrower) in writing of such cessation and shall resume performance of its obligations under this Agreement if such resumption is then possible.
9	Representations and Warranties
9.1	Duration

The representations and warranties in Clause 9.2 shall survive the execution of this Agreement and shall be deemed to be repeated, with reference mutatis mutandis to the facts and circumstances subsisting, as if made on each day until the Borrower has no remaining obligations, actual or contingent, under or pursuant to this Agreement or any of the other Security Documents.

9.2	Representations and warranties

The Borrower represents and warrants to the Agent and each of the Lenders that:
9.2.1	Status Each Obligor is a corporation duly organised, constituted and validly existing under the laws of the country of its incorporation, possessing perpetual corporate existence, the capacity to sue and be sued in its own name and the power to own and charge its assets and carry on its business as it is now being conducted.

9.2.2	Powers and authority Each of the Obligors has the power to enter into and perform this Agreement and those of the other Security Documents to which it is a party and the transactions contemplated hereby and thereby and has taken all necessary action to authorise the entry into and performance of this Agreement and such other Security Documents and such transactions.

9.2.3	Legal validity This Agreement constitutes legal, valid and binding obligations of the Borrower enforceable in accordance with its terms and in entering into this Agreement and borrowing the Facility, the Borrower is acting on its own account. Each other Transaction Document constitutes (or will constitute when executed) legal, valid and binding obligations of each Obligor expressed to be a party thereto enforceable in accordance with their respective terms.

9.2.4	Non-conflict with laws The entry into and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby do not and will not conflict with:
(a)	any law or regulation or any official or judicial order; or

(b)	the constitutional documents of any Obligor; or

(c)	any agreement or document to which any Obligor is a party or which is binding upon such Obligor or any of its assets, nor result in the creation or imposition of any Encumbrance on an Obligor or its assets pursuant to the provisions of any such agreement or document.

9.2.5	No default Save as disclosed in writing to the Agent prior to the Signing Date, no event has occurred which constitutes a default under or in respect of any Transaction Document to which any Obligor is a party or by which any Obligor may be bound (including (inter alia) this Agreement) and no event has occurred which, with the giving of notice, lapse of time, determination of materiality or other condition might constitute a default under or in respect of any such Transaction Document and no event has occurred which constitutes a default under or in respect of any agreement or document to which any Obligor is a party or by which any Obligor may be bound to an extent or in a manner which might have a material adverse effect on its business, assets or financial condition and no event has occurred which, with the giving of notice, lapse of time, determination of materiality or other condition might constitute a default under or in respect of any such agreement or document.

9.2.6	Consents Except for the prior consent of the Bermuda Monetary Authority for the granting of the security interest over the shares comprised in the Charged Property (as defined in the Charges) and the transfer and registration of the shares comprised in the said Charged Property to or in the name of the Agent or its nominee under clause 9.2.4 of the Charges, for the filing of those Security Documents which require registration in the Companies Registries in England and Wales, the United States of America and/or Bermuda, which filing must be completed within twenty one (21) days of the execution of the relevant Security Document(s) in the case of England and Wales, and for the registration of the Mortgages through the Bahamas Maritime Authority, all authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations and other matters, official or otherwise, required in connection with the entry into, performance, validity and enforceability of this Agreement and each of the other Transaction Documents and the transactions contemplated thereby have been obtained or effected and are in full force and effect.

9.2.7	Accuracy of information All information furnished by any Obligor relating to the business and affairs of any Obligor in connection with this Agreement, the other Transaction Documents and the Lower Saxony Guarantees was and remains true and correct in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading.

9.2.8	Full disclosure Each Obligor has fully disclosed in writing to the Agent all facts relating to each Obligor which it knows or should reasonably know and which might reasonably be expected to influence the Lenders in deciding whether or not to enter into this Agreement.

9.2.9	No Encumbrances None of the assets or rights of any Obligor is subject to any Encumbrance except Permitted Liens.

9.2.10	Pari passu or priority status The claims of the Agent and the Lenders against the Borrower under this Agreement will rank at least pari passu with the claims of all unsecured creditors of the Borrower (other than claims of such creditors to the extent that they are statutorily preferred) and in priority to the claims of any creditor of the Borrower who is also an Obligor.

9.2.11	Solvency The Obligors are and shall remain, after the advance to them of the Facility or any of it, solvent in accordance with the laws of Bermuda and the United Kingdom and in particular with the provisions of the United Kingdom’s Insolvency Act 1986 (as from time to time amended) and the requirements thereof.

9.2.12	Winding-up, etc. Neither the Borrower nor any other Obligor has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against any of them for the winding-up, dissolution or for the appointment of a liquidator, administrator, receiver, administrative receiver, trustee or similar officer of any of them or any or all of their assets or revenues nor have either sought any other relief under any applicable insolvency or bankruptcy law.

9.2.13	Accounts The consolidated audited accounts of the NCLC Group for the period ending on 31 December of each financial year during the period of this Agreement (which accounts will be prepared in accordance with US

GAAP) will fairly represent the financial condition of the NCLC Group as shown in such audited accounts.

9.2.14	Litigation Save as disclosed in the Disclosure Letter, no litigation, arbitration or administrative proceedings are current or pending or, to its knowledge, threatened, which might, if adversely determined, have a Material Adverse Effect. For the avoidance of doubt, the disclosure of any such litigation, arbitration or administrative proceedings after the Signing Date shall not be deemed to be a fact and circumstance subsisting at any time that this representation is deemed to be repeated pursuant to Clause 9.1.

9.2.15	Tax liabilities The NCLC Group has complied with all taxation laws in all jurisdictions in which it is subject to Taxation and has paid all Taxes due and payable by it; no material claims are being asserted against it with respect to Taxes, which might, if such claims were successful, have a material adverse effect on its business, assets or financial condition.

9.2.16	Ownership of assets Each member of the NCLC Group has good and marketable title to all its assets which is reflected in the audited accounts referred to in Clause 9.2.13.

9.2.17	No immunity None of the Obligors nor any of their respective assets enjoys any right of immunity (sovereign or otherwise) from set-off, suit or execution in respect of their obligations under this Agreement or any of the other Transaction Documents or by any relevant or applicable law.

9.2.18	Taxes on payments As at the Signing Date all amounts payable by the Borrower hereunder may be made free and clear of and without deduction for or on account of any Taxation.

9.2.19	Place of business None of the Obligors has a place of business in any jurisdiction (except as already disclosed) which requires any of the Security Documents to be filed or registered in that jurisdiction to ensure the validity of the Security Documents to which it is a party.

9.2.20	Ownership of shares All the authorised and issued shares in each of the Owners and the Manager are legally and beneficially owned by the Shareholder, all the authorised and issued shares in the Shareholder are legally and beneficially owned by Arrasas and all the authorised and issued shares in Arrasas are legally and beneficially owned by the Borrower and such structure shall remain so throughout the Security Period. Further, no Event of Default has occurred under Clause 12.1.16 in respect of the ownership and/or control of the shares in the Borrower.

9.2.21	Completeness of documents The copies of the Building Contracts, the Management Agreements and any other relevant third party agreements delivered to the Agent are true and complete copies of each such document constituting valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and no amendments thereto or variations thereof have been agreed nor has any action been taken by the parties thereto which would in any way render such document inoperative or unenforceable.

9.2.22	No undisclosed commissions There are and will be no commissions, rebates, premiums or other payments by or to or on account of any Obligor, their shareholders or directors in connection with the transaction as a whole other than as disclosed to the Agent in writing.

9.2.23	Environment Each of the Obligors:
(a)	is in compliance with all applicable federal, state, local, foreign and international laws, regulations, conventions and agreements relating to pollution prevention or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, water of the contiguous zone, ocean waters and international waters), including without limitation, laws, regulations, conventions and agreements relating to:
(i)	emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous materials, oil, hazard substances, petroleum and petroleum products and by-products (“Materials of Environmental Concern”); or

(ii)	the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (such laws, regulations, conventions and agreements the “Environmental Laws”);
(b)	has all permits, licences, approvals, rulings, variances, exemptions, clearances, consents or other authorisations required under applicable Environmental Laws (“Environmental Approvals”) and are in compliance with all Environmental Approvals required to operate its business as presently conducted or as reasonably anticipated to be conducted;

(c)	has not received any notice, claim, action, cause of action, investigation or demand by any other person, alleging potential liability for, or a requirement to incur, investigatory costs, clean-up costs, response and/or remedial costs (whether incurred by a governmental entity or otherwise), natural resources damages, property damages, personal injuries, attorney’s fees and expenses or fines or penalties, in each case arising out of, based on or resulting from:
(i)	the presence or release or threat of release into the environment of any Material of Environmental Concern at any location, whether or not owned by such person; or

(ii)	circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval (“Environmental Claim”); and
there are no circumstances that may prevent or interfere with such full compliance in the future.

There is no Environmental Claim pending or threatened against any of the Obligors.

There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against any of the Obligors.

9.2.24	Money laundering Any borrowing by the Borrower hereunder, and the performance of its obligations hereunder and under the other Security Documents, will be for its own account and will not involve any breach by it of any law or regulatory measure relating to “money laundering” as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities.
10	Undertakings
10.1	Duration

The undertakings in this Clause 10 shall remain in full force and effect until the Borrower has no remaining obligations, actual or contingent, under or pursuant to this Agreement or any of the other Security Documents.

10.2	Information

The Borrower will provide to the Agent (or will procure the provision of):
10.2.1	as soon as practicable (and in any event within one hundred and twenty (120) days after the close of each of its financial years) a Certified Copy of its Accounts (commencing with the audited accounts made up to 31 December 2005);

10.2.2	as soon as practicable (and in any event within sixty (60) days after the close of each quarter of each financial year) a Certified Copy of the unaudited consolidated accounts of the NCLC Group for that quarter (commencing with the unaudited accounts made up to 30 June 2005);

10.2.3	as soon as practicable (and in any event within one hundred and twenty (120) days after the close of each financial year), beginning with the financial year ending 31 December 2005, annual cash flow projections on a consolidated basis of the NCLC Group showing on a monthly basis advance ticket sales (for at least twelve (12) months following the date of such statement) for the NCLC Group;

10.2.4	as soon as practicable (and in any event not later than 31 January of each financial year):
(a)	a budget for the NCLC Group for such new financial year including a twelve (12) month liquidity budget for such new financial year;

(b)	updated financial projections of the NCLC Group for at least the next five (5) years (including an income statement and projected results for the operation of the vessels owned and/or operated by any member of the NCLC Group); and

(c)	an outline of the assumptions supporting the budget and financial projections referred to in paragraphs (a) and (b) of this Clause 10.2.4;
10.2.5	within thirty (30) days of the end of each period of twelve (12) months referred to in the penultimate sentence of Clause 10.17.1 and at such other times as the Agent may from time to time reasonably require, a valuation of each of the Vessels obtained in accordance with the provisions of Clause 10.17;

10.2.6	as soon as practicable (and in any event within sixty (60) days after the close of each of the first three (3) quarters of its financial year and within one hundred and twenty (120) days after the close of each financial year) a statement signed by the NCLC Group’s chief financial officer in the form of Schedule 6 (commencing with the second quarter of the financial year ending 31 December 2005) and such other information as the Agent may request;

10.2.7	promptly, such further information in its possession or control regarding its financial condition and operations and those of any company in the NCLC Group as the Agent may request; and

10.2.8	details of any material litigation, arbitration or administrative proceedings which affect any Obligor as soon as the same are instituted and served, or, to the knowledge of the Borrower, threatened (and for this purpose proceedings shall be deemed to be material if they involve a claim in an amount exceeding ten million Dollars (USD10,000,000) or the equivalent in another currency).
All accounts required under this Clause 10.2 shall be prepared in accordance with US GAAP and shall fairly represent the financial condition of the relevant company.

10.3	Financial Undertakings

The Borrower will ensure that:
10.3.1	at all times the minimum Free Liquidity will be not less than fifty million Dollars (USD50,000,000);

10.3.2	either:
(a)	as at 30 September 2005 and as at the end of each subsequent financial quarter the ratio of Consolidated EBITDA to Consolidated Debt Service for the NCLC Group, computed for the period of the four (4) consecutive financial quarters ending at the end of the relevant financial quarter, shall not be less than one point two five (1.25) to one (1.0); or

(b)	at all times during the period of twelve (12) months ending as at the end of the relevant financial quarter the NCLC Group has maintained a minimum Free Liquidity in an amount which is not less than one hundred million Dollars (USD100,000,000); and
10.3.3	as at 31 December 2005 and as at the end of each subsequent financial quarter, the ratio of Total Net Funded Debt to Total Capitalisation of the NCLC Group shall not exceed:
(a)	nought point six five (0.65) to one (1.0) for financial quarters ending on or before 31 December 2007; and

(b)	nought point six (0.6) to one (1.0) for each subsequent financial quarter.

Amounts available for drawing under the Facility or any other revolving or other credit facilities of the NCLC Group which remain undrawn at the time of the relevant calculation shall not be counted as cash or indebtedness for the purposes of this ratio.
Save as specified in Clause 10.3.2, the ratios referred to in this Clause 10.3 will be measured on a quarterly basis by reference to the consolidated accounts of the NCLC Group.
10.4	Dividends
10.4.1	During any financial year of the Borrower until the date on which the Borrower becomes a listed company on an Approved Stock Exchange (on which date the restriction contained in this Clause 10.4.1 shall cease to apply), the Borrower shall not and shall procure that no other member of the NCLC Group shall, pay any dividends or make any other distributions in respect of its share capital to any person which during any financial year of the Borrower in aggregate exceeds fifty per cent (50%) of the Consolidated Net Income (if positive) of the NCLC Group for such financial year PROVIDED HOWEVER THAT (whether before or after the Borrower becomes a listed company on an Approved Stock Exchange) the NCLC Group shall not be entitled to pay any dividend or make any distribution in respect of any of its share capital if an Event of Default has occurred and is continuing or would occur as a result of the payment of such dividend or the making of such distribution and shall provide the Agent with a certificate signed by the chief financial officer of the NCLC Group confirming that no Event of Default has occurred and is continuing or would occur as a result of the payment of a dividend or the making of a distribution before such dividend is paid or distribution is made.

10.4.2	Subject to Clause 10.4.1, the Borrower will procure that any dividends or other distributions and interest paid or payable in connection therewith received by the Shareholder, NCL America Holdings and/or Arrasas will be paid to the Borrower by way of dividend promptly on receipt.

10.5	Notification of default

The Borrower will notify the Agent of any Event of Default or Possible Event of Default forthwith upon any Obligor becoming aware of the occurrence thereof. Upon the Agent’s request from time to time the Borrower will issue a certificate stating whether any Obligor is aware of the occurrence of any Event of Default or Possible Event of Default.

10.6	Consents and registrations

The Borrower will procure that (and will promptly furnish Certified Copies to the Agent of) all such authorisations, approvals, consents, licences and exemptions as may be required under any applicable law or regulation to enable it or any Obligor to perform its obligations under, and ensure the validity or enforceability of, each of the Transaction Documents are obtained and promptly renewed from time to time and will procure that the terms of the same are complied with at all times. Insofar as such filings or registrations have not been completed on or before the relevant Delivery Date the Borrower will procure the filing or registration within applicable time limits of each Security Document which requires filing or registration together with all ancillary documents required to preserve the priority and enforceability of the Security Documents.

10.7	Negative pledge

The Borrower will not create or permit to subsist any Encumbrance on the whole or any part of its or the Owners’ present or future assets, except for the following:
10.7.1Encumbrances created with the prior consent of the Lenders; or

10.7.2Permitted Liens.
10.8	Disposals

Except with the prior consent of all the Lenders, the Borrower shall not (and will procure that no other company in the NCLC Group shall), either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily, sell, transfer, lease or otherwise dispose of all or a substantial part of its assets except that the following disposals shall not be taken into account:
10.8.1	disposals made in the ordinary course of trading of the disposing entity (excluding disposal of ships) including without limitation, the payment of cash as consideration for the purchase or acquisition of any asset or service or in the discharge of any obligation incurred for value in the ordinary course of trading;

10.8.2	disposals of cash raised or borrowed for the purposes for which such cash was raised or borrowed;

10.8.3	disposals of assets in exchange for other assets comparable or superior as to type and value; and

10.8.4	a vessel or any other asset owned by any member of the NCLC Group (other than the Owners) may be sold provided such sale is on a willing seller willing buyer basis at or about market rate and at arm’s length subject always to the provisions of any loan documentation for the financing of such vessel or other asset.
10.9	Purchases

Except with the prior consent of all the Lenders, the Borrower shall not (and will procure that no other company in the NCLC Group shall), either in a single transaction or in a series of transactions whether related or not purchase any asset:
10.9.1	other than on arm’s length terms;

10.9.2	which is not for its use in its ordinary course of business; or

10.9.3	the cost of which is more than its fair market value at the date of acquisition.
10.10	Change of name or business

Except with the prior consent of the Majority Lenders and the German State of Lower Saxony, the Borrower shall not change its name or make or threaten to make any substantial change in its business as presently conducted or carry on any other business which is substantial in relation to its business as presently conducted so as to affect, in the opinion of the Majority Lenders or the German State of Lower Saxony, the Borrower’s ability to perform its obligations hereunder and shall not form any further subsidiaries and the Borrower will procure that the other Obligors continue, throughout the Security Period, to perform their current business activities PROVIDED THAT any new leisure or hospitality venture embarked upon by any member of the NCLC Group (other than the Borrower) shall not constitute a substantial change in its business.

10.11	Mergers

Except with the prior consent of the Majority Lenders and the German State of Lower Saxony, the Borrower will not enter into any amalgamation, restructure, substantial reorganisation, merger, de-merger or consolidation or anything analogous to the foregoing nor will it acquire any equity, share capital or obligations of any corporation or other entity and will procure that no company in the NCLC Group (other than the Shareholder or NCL America Holdings) shall do so.

However, the prior consent of the Majority Lenders shall not be required in respect of any reorganisation or restructure involving wholly owned (whether directly or indirectly) Subsidiaries of the Borrower only which does not imperil the security created by any of the Security Documents or the Lower Saxony Guarantees or affect the ability of any Obligor duly to perform any of its obligations under any Security Document to which it may be a party at any time, PROVIDED THAT the Borrower has first consulted with the Agent with regard to the proposed consolidation, reorganisation or restructure and provides evidence satisfactory to the Agent that the Borrower will be in compliance with the financial undertakings contained in Clause 10.3 after any such reorganisation or restructure SUBJECT TO:
10.11.1	Clause 9.2.20; and

10.11.2	the cash flows from which the Outstanding Indebtedness will be repaid remaining comparable as to amount (relative to the amount of the Outstanding Indebtedness) and accessibility for the Borrower to the cash flows as at the Signing Date, in the sole discretion of the Lenders.
For the avoidance of doubt, if the Agent and the Lower Saxony Guarantee Agent are satisfied the Borrower will be in compliance with the financial undertakings contained in Clause 10.3 after the acquisition by a member of the NCLC Group of any shares in any company or corporation, such acquisition shall not in itself constitute a merger or consolidation with such company or corporation requiring the consent of the Majority Lenders and the German State of Lower Saxony under this Clause 10.11.

10.12	Maintenance of status and franchises

The Borrower will do all such things as are necessary to maintain its corporate existence in good standing and will ensure that it has the right and is duly qualified to conduct its business as it is conducted in all applicable jurisdictions and will obtain and maintain all franchises and rights necessary for the conduct of its business.

10.13	Financial records

The Borrower will keep proper books of record and account, in which proper and correct entries shall be made of all financial transactions and the assets, liabilities and business of the Borrower in accordance with US GAAP.

10.14	Subordination of indebtedness

The Borrower shall procure that any and all indebtedness (and in particular with any other Obligor) is at all times fully subordinated to the Security Documents and the obligations of the Borrower hereunder. Upon the occurrence of an Event of Default or a Possible Event of Default, the Borrower shall not make any repayments of principal, payments of interest or of any other costs, fees, expenses or liabilities arising from or representing such indebtedness.

10.15	Guarantees

Save as contemplated by this Agreement, the Borrower will procure that none of the owners of mortgaged vessels in the NCLC Fleet will issue or enter into any guarantee or indemnity or otherwise become directly or contingently liable for the obligations of any other person, firm or corporation, otherwise than in the ordinary course of its business as owner of its vessel.

Subject to the above provision of this Clause, the Borrower will not, and will procure that no member of the NCLC Group will, issue or enter into any guarantee or indemnity or otherwise become directly or contingently liable for the obligations of any other person, firm or corporation without first notifying the

Agent with full details of the amount(s) and the period(s) of the guarantee(s) or indemnity(ies), if such is or are in excess of (in aggregate (if applicable)) the amount of twenty million Dollars (USD20,000,000).
10.16	Further assurance

The Borrower will, from time to time on being required to do so by the Agent, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Agent as the Agent or the Lower Saxony Guarantee Agent may reasonably consider necessary for giving full effect to any of the Transaction Documents or the Lower Saxony Guarantees or securing to the Agent, the Lower Saxony Guarantee Agent and/or the Lenders the full benefit of the rights, powers and remedies conferred upon the Agent, the Lower Saxony Guarantee Agent and/or the Lenders in any such Transaction Document or the Lower Saxony Guarantees.
10.17	Valuation of the Vessels
10.17.1	Each of the Vessels shall for the purposes of this Clause 10.17 be valued in Dollars by two (2) independent firms of shipbrokers or shipvaluers nominated by the Borrower and approved by the Agent (acting on the instructions of the Majority Lenders) or failing such nomination and approval, appointed by the Agent (acting on such instructions) in its sole discretion (each such valuation to be made without, unless reasonably required by the Agent, physical inspection and on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller without taking into account the benefit of any charterparty or other engagement concerning the Vessel). The first such valuations shall be obtained on or about thirty (30) days prior to the Delivery Date in respect of a Vessel and thereafter they shall be obtained on or about each anniversary of the relevant Delivery Date and at such other times as the Agent may from time to time reasonably require. The average of the valuations shall constitute the value of the Vessel for the purposes of this Clause 10.17.

10.17.2	The Borrower shall procure that forthwith upon the issuance of any valuation obtained pursuant to this Clause 10.17 a copy thereof is sent directly to the Agent for review.

10.17.3	Prior to the first Currency Conversion Date in respect of a Tranche any valuation obtained pursuant to this Clause 10.17 shall be converted into euro at the Agent’s Spot Rate of Exchange on the date of the valuation.
10.18	Marginal security

If at any time the value of the Vessels as assessed in accordance with the provisions of Clause 10.17 is:
10.18.1	less than one hundred and five per cent (105%) of the amount of the aggregate of the Available Commitments and the Contributions to the Facility during the period commencing on the first Delivery Date and ending twenty four (24) months after the second Delivery Date; and

10.18.2	thereafter, is less than one hundred and twenty per cent (120%) of the amount of the aggregate of the Available Commitments and the Contributions to the Facility,
then the Borrower shall, upon notice from the Agent, within ten (10) Business Days either:
(a)	provide the Agent with additional security acceptable to the Majority Lenders such that the security value of the Vessels and any additional security provided to the Agent hereunder (at valuations reasonably estimated by the Agent from time to time) is at least one hundred and five per cent (105%) or one hundred and twenty per cent (120%) (as the case may be) of the aggregate of the Available Commitments and the Contributions to the Facility; or

(b)	reduce the Available Commitments by such an amount that the value of the security is at least one hundred and five per cent (105%) or one hundred and twenty per cent (120%) (as the case may be) of the amount of the aggregate of the Available Commitments and the Contributions to the Facility.
10.19	No dealings with Master Agreements

The Borrower shall not assign, novate or encumber or in any other way transfer any of its rights or obligations under any Master Agreement, nor enter into any interest rate exchange or hedging agreement with anyone other than a Lender or its Affiliate.

10.20	Financial year end

The Borrower shall not change its financial year end.

10.21	Maintenance and insurance

The Borrower will keep, and will procure that each member of the NCLC Group keeps, all of its real property and assets properly maintained and in existence and will comprehensively insure, and will procure that each member of the NCLC Group comprehensively insures, for its full reinstatement cost all of its property which is of an insurable nature in such name as the Agent shall in writing approve and on such terms, for such amounts and of such types as would be effected by prudent companies carrying on business similar to the Borrower or its Subsidiary (as the case may be). In particular but without limitation, the Borrower shall procure that each of the Owners maintains and insures its Vessel in accordance with the provisions of the relevant Mortgage.

10.22	Lower Saxony Guarantees

The Lenders have claims arising from this Agreement guaranteed by the German State of Lower Saxony (represented by PwC Deutsche Revision) by way of the Lower Saxony Guarantees. The unrestricted existence of the relevant Lower Saxony Guarantee is a condition precedent to drawdown of the relevant Tranche as referred to in Clause 2.3.8 and to the maintenance of the Facility in accordance with the terms of this Agreement.

The terms and conditions of the Lower Saxony Guarantees are incorporated herein and in so far as they impose terms, conditions and/or obligations on the Agent and/or the Lower Saxony Guarantee Agent and/or the Lenders in relation to the Borrower or any other Obligor then such terms, conditions and obligations are binding on the parties hereto. Further in the event of any conflict between the terms of the Lower Saxony Guarantees and the terms of this Agreement the terms of the Lower Saxony Guarantees shall be paramount and prevail and any breach of those terms as applied to the Borrower or any other Obligor shall be deemed to be an Event of Default. For the avoidance of doubt, the Borrower has no interest or entitlement in the proceeds of the Lower Saxony Guarantees.
10.23	Vessels

The Borrower will procure that each of the Vessels is traded within the NCLC Fleet from her Delivery Date and throughout the remainder of the Security Period.
11	Rights of the Agent and the Lenders
11.1	No derogation of rights

Any rights conferred on the Agent, the Lower Saxony Guarantee Agent and the Lenders or any of them by this Agreement, any other Security Document or the Lower Saxony Guarantees shall be in addition to and not in substitution for or in derogation of any other right which the Agent, the Lower Saxony Guarantee Agent and the Lenders or any of them might at any time have to seek from the Borrower or any other person for payment of sums due from the Borrower or indemnification against liabilities as a result of the Borrower’s default in payment of sums due from it under this Agreement, any other Security Document or the Lower Saxony Guarantees.

11.2	Enforcement of remedies

None of the Agent, the Lower Saxony Guarantee Agent or the Lenders shall be obliged before taking steps to enforce any rights conferred on it or them by this Clause or this Agreement or exercising any of the rights, powers and remedies conferred on it or them hereby or by law:
11.2.1	to take action or obtain judgment in any court against the Borrower or any other person from whom it or they may seek payment of any sum due from the Borrower under this Agreement, any other Security Document or a Lower Saxony Guarantee;
11.2.2	to make or file any claim in a bankruptcy, winding-up, liquidation or re-organisation of the Borrower or any other such person;

11.2.3	to enforce or seek to enforce any other rights it or they may have against the Borrower or any other such person; or

11.2.4	to enforce a Lower Saxony Guarantee.

12	Default
12.1	Events of default

Each of the events set out below is an Event of Default:
12.1.1	Non-payment

The Borrower or any other Obligor does not pay on the due date any amount of principal or interest of the Facility (provided however that if any such amount is not paid when due solely by reason of some error or omission on the part of the bank or banks through whom the relevant funds are being transmitted no Event of Default shall occur for the purposes of this Clause 12.1.1 until the expiry of three (3) Business Days following the date on which such payment is due), or within three (3) days of the due date any other amount, payable by it under any Security Document to which it may at any time be a party, at the place and in the currency in which it is expressed to be payable.

12.1.2	Breach of other obligations
(a)	Any Obligor fails to comply with any other material provision of any Security Document or a Lower Saxony Guarantee or there is any other material breach in the sole opinion of the Agent or the Lower Saxony Guarantee Agent (in the case of a Lower Saxony Guarantee) of any of the Transaction Documents or a Lower Saxony Guarantee and such failure (if in the opinion of the Agent or the Lower Saxony Guarantee Agent (in the case of a Lower Saxony Guarantee) in its sole discretion it is capable of remedy) continues unremedied for a period of thirty (30) days from the date of its occurrence and in any such case as aforesaid the Agent or the Lower Saxony Guarantee Agent (in the case of a Lower Saxony Guarantee) in its sole discretion considers that such failure is or could reasonably be expected to become materially prejudicial to the interests, rights or position of the Agent, the Lower Saxony Guarantee Agent and/or the Lenders; or

(b)	If there is a repudiation or termination of any Transaction Document or a Lower Saxony Guarantee or if any of the parties thereto becomes entitled to terminate or repudiate any of them and evidences an intention so to do.
12.1.3	Misrepresentation

Any representation warranty or statement made or repeated in, or in connection with, any Security Document or the Lower Saxony Guarantees or in any accounts, certificate, statement or opinion delivered by or on behalf of any Obligor thereunder or in connection therewith is materially incorrect when made or would, if repeated at any time hereafter by reference to the facts subsisting at such time, no longer be materially correct.

12.1.4	Cross default
(a)	Any event of default occurs under any financial contract or financial document relating to any Financial Indebtedness of any member of the NCLC Group.

(b)	Any such Financial Indebtedness or any sum payable in respect thereof is not paid when due (after the expiry of any applicable grace period(s)) whether by acceleration or otherwise.

(c)	Any Encumbrance over any assets of any member of the NCLC Group becomes enforceable.

(d)	Any other Financial Indebtedness of any member of the NCLC Group is not paid when due or is or becomes capable of being declared due prematurely by reason of default or any security for the same becomes enforceable by reason of default,
PROVIDED THAT:
(I)	No Event of Default will arise if the relevant Financial Indebtedness is not accelerated or, if it is accelerated but, in aggregate, the Financial Indebtedness is less than ten million Dollars (USD10,000,000);

(ii)	Financial Indebtedness being contested by the Borrower in good faith will be disregarded PROVIDED first that full details of the dispute shall be submitted to the Agent forthwith upon its occurrence and second if the dispute remains unresolved for a period of one hundred and fifty (150) days this Clause 12.1.4(ii) shall not apply to that Financial Indebtedness; and

(iii)	If at any time hereafter the Borrower or any other member of the NCLC Group agrees to the incorporation of a cross default provision into any financial contract or financial document relating to any Financial Indebtedness that is more onerous than this Clause 12.1.4, then the Borrower shall immediately notify the Agent and that cross default provision shall be deemed to apply to this Agreement as if set out in full herein with effect from the date of such financial contract or financial document and during the currency of that financial contract or financial document.
12.1.5	Winding-up

Any order is made or an effective resolution passed or other action taken for the suspension of payments or dissolution, termination of existence, liquidation, winding-up or bankruptcy of any member of the NCLC Group.

12.1.6	Moratorium or arrangement with creditors

A moratorium in respect of all or any debts of any member of the NCLC Group or a composition or an arrangement with creditors of any member of the NCLC Group or any similar proceeding or arrangement by which the assets of any member of the NCLC Group are submitted to the control of its creditors is applied for, ordered or declared or any member of the NCLC Group commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of all or a significant part of its Financial Indebtedness.
12.1.7	Appointment of liquidators etc.

A liquidator, trustee, administrator, receiver, manager or similar officer is appointed in respect of any member of the NCLC Group or in respect of all or any substantial part of the assets of any member of the NCLC Group and in any such case such appointment is not withdrawn within thirty (30) days (the “Grace Period”) unless the Agent considers in its sole discretion that the interest of the Lenders might reasonably be expected to be adversely affected in which event the Grace Period shall not apply.

12.1.8	Insolvency

Any member of the NCLC Group becomes or is declared insolvent or is unable, or admits in writing its inability, to pay its debts as they fall due or becomes insolvent within the terms of any applicable law.

12.1.9	Legal process

Any distress, execution, attachment or other process affects the whole or any substantial part of the assets of any member of the NCLC Group and remains undischarged for a period of twenty one (21) days or any uninsured judgment in excess of ten million Dollars (USD10,000,000) following final appeal remains unsatisfied for a period of thirty (30) days in the case of a judgment made in the United States of America and otherwise for a period of sixty (60) days PROVIDED THAT no Event of Default shall be deemed to have occurred unless the distress, execution, attachment, other process or judgment adversely affects any Obligor’s ability to meet any of its material obligations under this Agreement, the other Security Documents and/or the Lower Saxony Guarantees or cause to occur any of the events specified in sub-clauses 12.1.5 to 12.1.8 of this Clause (the determination of which shall be in the Majority Lenders’ sole discretion).

12.1.10	Analogous events

Anything analogous to or having a substantially similar effect to any of the events specified in sub-clauses 12.1.5 to 12.1.9 of this Clause shall occur under the laws of any applicable jurisdiction.

12.1.11	Cessation of business

Any member of the NCLC Group ceases to carry on all or a substantial part of its business.

12.1.12	Revocation of consents

Any authorisation, approval, consent, licence, exemption, filing, registration or notarisation or other requirement necessary to enable any Obligor to comply with any of its obligations under any of the Transaction Documents is materially adversely modified, revoked or withheld or does not remain in full force and effect and within ninety (90) days of the date of its occurrence such event is not remedied to the satisfaction of the Agent and the Agent considers in its sole discretion that such failure is or might be expected to become materially prejudicial to the interests, rights or position of the Lenders PROVIDED THAT the Borrower shall not be entitled to the aforesaid ninety (90) day period if the modification, revocation or withholding of the authorisation, approval or consent is due to an act or omission of any Obligor and the Agent is satisfied in its sole discretion that the Lenders’ interests might reasonably be expected to be materially adversely affected.

12.1.13	Unlawfulness

At any time it is unlawful or impossible for:
(a)	any Obligor to perform any of its obligations under any Security Document to which it is a party or a Lower Saxony Guarantee; or

(b)	the German State of Lower Saxony to perform any of its obligations under a Lower Saxony Guarantee; or

(c)	the Agent, the Lower Saxony Guarantee Agent or any Lender to exercise any of its rights under any of the Security Documents or a Lower Saxony Guarantee;
PROVIDED THAT no Event of Default shall be deemed to have occurred (except where the unlawfulness or impossibility adversely affects any Obligor’s or the German State of Lower Saxony’s payment obligations under this Agreement, the other Security Documents and/or the Lower Saxony Guarantees (the determination of which shall be in the Agent’s sole discretion) in which case the following provisions of this Clause 12.1.13 shall not apply) where the unlawfulness or impossibility prevents any Obligor from performing its obligations (other than its payment obligations under this Agreement and the other Security Documents) and is cured within a period of twenty one (21) days of the occurrence of the event giving rise to the unlawfulness or impossibility and the relevant Obligor, within the aforesaid period, performs its obligation(s) and PROVIDED FURTHER THAT no Event of Default shall be deemed to have occurred where the Agent and/or any relevant Lender could, in its sole discretion, mitigate the consequences of unlawfulness or impossibility in the manner described in Clause 4.9. The costs of mitigation shall be determined in accordance with Clause 4.9.

12.1.14	Insurances

An Owner fails to insure its Vessel in the manner specified in the relevant Mortgage or fails to renew the Insurances at least ten (10) days prior to the date of expiry thereof and produce prompt confirmation of such renewal to the Agent.

12.1.15	Total Loss

If the Vessel shall become a Total Loss and the proceeds of the Insurances in respect thereof shall not have been received by the Agent within one hundred and fifty (150) days after the date of the event giving rise to such Total Loss.

12.1.16	Ownership and control of the Borrower

If:
(a)	at any time when the ordinary share capital of the Borrower is not publicly listed on an Approved Stock Exchange or at any time when a dividend is to be paid to the existing shareholders of the Borrower by way of a share issue pursuant to a public offering on an Approved Stock Exchange, the Lim Family together or individually do not or will not, directly or indirectly, control the Borrower and beneficially own, directly or indirectly, at least fifty one per cent (51%) of the issued share capital of, and equity interest in, the Borrower; or

(b)	at any time following the listing of the ordinary share capital of the Borrower on an Approved Stock Exchange:
(i)	any individual or any Third Party:
(A)	owns legally and/or beneficially and either directly or indirectly at least thirty three per cent (33%) of the ordinary share capital of the Borrower; or

(B)	has the right or the ability to control either directly or indirectly the affairs of or the composition of the majority of the board of directors (or equivalent) of the Borrower,

and, at the same time as any of the events described in paragraphs (A) or (B) of this Clause have occurred and are continuing, the Lim Family together or individually do not, directly or indirectly, beneficially own at least fifty one per cent (51%) of the issued share capital of, and equity interest in, the Borrower; or
(ii)	the Borrower ceases to be a listed company on an Approved Stock Exchange without the prior written consent of the Majority Lenders,
(and, for the purpose of this Clause 12.1.16 “control” of any company, limited partnership or other legal entity (a “body corporate”) by a member of the Lim Family, means that one (1) or more members of the Lim Family has, directly or indirectly, the power to direct the management and policies of such a body corporate, whether through the ownership of more than fifty per cent (50%) of the issued voting capital of that body corporate or by contract, trust or other arrangement).
12.1.17	Disposals

If the Borrower or any other member of the NCLC Group shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor with the intention of preferring such creditor over any other creditor.

12.1.18	Prejudice to security

Anything is done or suffered or omitted to be done by any Obligor which in the reasonable opinion of the Agent would or might be expected to imperil the security created by any of the Security Documents or either of the Lower Saxony Guarantees.

12.1.19	Material Adverse Effect

Any event or circumstance occurs which the Majority Lenders believe has had or reasonably believe will have a Material Adverse Effect.

12.1.20	Governmental intervention

The authority of any member of the NCLC Group in the conduct of its business is wholly or substantially curtailed by any seizure or intervention by or on behalf of any authority and within ninety (90) days of the date of its occurrence any such seizure or intervention is not relinquished or withdrawn and the Agent reasonably considers that the relevant occurrence is or might be expected to become materially prejudicial to the interests, rights or position of the Lenders PROVIDED THAT the Borrower shall not be entitled to the aforesaid ninety (90) day period if the seizure or intervention executed by any authority is due to an act or omission of any member of the NCLC Group and the Agent is satisfied, in its sole discretion, that the Lenders’ interest might reasonably be expected to be materially adversely affected.

12.1.21	Master Agreement termination

A notice is given by a Lender or its Affiliate (as the case may be) under section 6(a) of the relevant Master Agreement, or by any person under section 6(b)(iv) of a Master Agreement, in either case designating an Early Termination Date for the purpose of the Master Agreement, or a Master Agreement is for any other reason terminated, cancelled, suspended, rescinded, revoked or otherwise ceases to remain in full force and effect.

12.2	Acceleration
12.2.1	On the occurrence of an Event of Default or a Possible Event of Default and at any time thereafter whilst such event shall be continuing the Agent may if a Drawing has not yet been drawn down, by notice to the Borrower cancel the obligations of the Lenders under this Agreement.

12.2.2	On the occurrence of an Event of Default and at any time thereafter whilst such event shall be continuing, if a Drawing has been drawn down the Agent or the Lower Saxony Guarantee Agent (as the case may be) may:
(a)	by notice to the Borrower declare the whole or any part of the Facility due and repayable in accordance with the terms of such notice whereupon the same shall become due and repayable accordingly together with all interest accrued thereon and all other amounts payable hereunder and under any of the other Security Documents; and/or

(b)	from time to time exercise all or any of its rights under any of the Security Documents and the Lower Saxony Guarantees in such order and in such manner as it shall deem appropriate; and/or

(c)	at its sole discretion terminate or continue with the Management Agreements.
12.3	Default indemnity

The Borrower shall on demand indemnify the Agent, the Lower Saxony Guarantee Agent and the Lenders, without prejudice to any of their other rights under this Agreement, the other Security Documents and the Lower Saxony Guarantees, against any loss or expense which the Agent, the Lower Saxony Guarantee Agent or the Lenders shall certify as sustained or incurred by any of them as a consequence of:
12.3.1	any default in payment by the Borrower of any sum under this Agreement, any of the other Security Documents or the Lower Saxony Guarantees when due, including, without limitation, any liability incurred by the Agent, the Lower Saxony Guarantee Agent and the Lenders by reason of any delay or failure of the Borrower to pay any such sums;

12.3.2	any break in funding (including without limitation warehousing and other related costs) due to the occurrence of any Event of Default or Possible Event of Default;

12.3.3	any prepayment of the Facility or any part thereof being made at any time for any reason; and/or

12.3.4	a Drawing not being drawn for any reason (excluding any default by the Agent or any Lender) after the relevant Drawdown Notice has been given, including, in any such case, but not limited to, any loss or expense sustained or incurred in maintaining or funding a Drawing or in liquidating or re-employing deposits from third parties acquired to effect or maintain the Drawing and also any loss or expense (including without limitation warehousing and other related costs) incurred in connection with any Master Agreement.
12.4	Set off

Following the occurrence of any Event of Default and for so long as the same is continuing, the Borrower irrevocably authorises the Agent, the Lower Saxony Guarantee Agent and the Lenders to apply any credit balance to which the Borrower is entitled upon any account of the Borrower with any branch of any of the Agent, the Lower Saxony Guarantee Agent and the Lenders in or towards satisfaction of any sum due to the Agent, the Lower Saxony Guarantee Agent or any Lender hereunder but unpaid, and to combine any accounts of the Borrower for this purpose. If such set-off requires a credit balance in a currency other than euro to be transferred to an account maintained in connection herewith the transfer shall be effected by crediting to the account in question the amount of euro which the Agent, the Lower Saxony Guarantee Agent or the Lender (as the case may be) could obtain by exchanging such currency for euro at the rate of exchange at which its Lending Branch would, at the opening of business on the date on which the combination is effected, have sold the currency of that credit balance for euro for immediate delivery.

12.5	Master Agreement rights

The rights conferred on the Agent and the Lenders by Clause 12.4 shall be in addition to, and without prejudice to or limitation of, the rights of netting and set off conferred on the Lenders and/or their Affiliates by the Master Agreements. The Borrower acknowledges that none of the Lenders or its Affiliate (as the case may be) shall be under an obligation to make any payment to the Borrower under a Master Agreement if, at the time that payment becomes due, an Event of Default or a Possible Event of Default shall have occurred, or an Event of Default or Termination Event (as those terms are respectively defined in the Master Agreements) shall have occurred.
13	Application of Funds
13.1	Total Loss proceeds/proceeds of sale

In the event of a Vessel becoming a Total Loss or if a Vessel is sold then the Total Loss proceeds or proceeds of sale of the Vessel shall be held by the Agent and applied in the following manner and order:

FIRSTLY	to the payment of all fees, expenses and charges (including brokers’ commissions), the expenses of any sale, the expenses of retaining any attorney, solicitors’ fees, court costs and any other expenses or advances made or incurred by the Agent, the Lower Saxony Guarantee Agent or any Lender in the protection of the Agent’s, the Lower Saxony Guarantee Agent’s and the Lender’s rights or the pursuance of its or their remedies hereunder and under the other Security Documents and the Lower Saxony Guarantees or to any payments whether voluntary or not which the Agent considers advisable to protect its or their security and to provide adequate indemnity against liens claiming priority over or equality with the lien of the Security Documents or any other Encumbrances;

SECONDLY	in or towards payment in such order as the Lenders may require of any accrued (but unpaid) fees and interest thereon to which the Lead Arrangers, the Co-Arrangers, the Lenders, the Agent and/or the Lower Saxony Guarantee Agent are entitled hereunder and/or under the other Security Documents (other than the Master Agreements) and/or under the Lower Saxony Guarantees in connection with the Facility;

THIRDLY	in or towards satisfaction of all interest accrued on Portion A of the relevant Tranche;

FOURTHLY	in retention by the Agent in its discretion in a suspense or impersonal interest bearing security realised account of such sum as it considers appropriate by way of security for the Outstanding Indebtedness (other than the Master Agreement Liabilities) relating to Portion A of the relevant Tranche or for any actual or contingent liability of the Lead Arrangers, the Co-Arrangers, the Agent, the Lower Saxony Guarantee Agent or the Lenders or any of them in connection with the transactions herein contemplated so far as they relate to Portion A of the relevant Tranche;

FIFTHLY	in or towards payment of Portion A of the relevant Tranche (whether or not then due and payable);

SIXTHLY	in or towards payment of all losses, damages, expenses or currency risks arising from the exercise by the Borrower of the currency option contained in Clause 3 up to the amount of two thirtieths (2/30ths) of the relevant Portion A as at the relevant Delivery Date;

SEVENTHLY	in or towards satisfaction of any other amounts due from the Borrower to the Lead Arrangers, the Co-Arrangers, the Agent, the Lower Saxony Guarantee Agent or the Lenders under the Security Documents (other than the Master Agreement Liabilities) and/or the Lower Saxony Guarantee relating to Portion A of the relevant Tranche using in the discretion of the Agent the same order of application as FIRSTLY to SIXTHLY;

EIGHTHLY	in or towards satisfaction of all interest accrued on Portion B of the relevant Tranche;

NINTHLY	in retention by the Agent in its discretion in a suspense or impersonal interest bearing security realised account of such sum as it considers appropriate by way of security for the Outstanding Indebtedness (other than the Master Agreement Liabilities) relating to Portion B of the relevant Tranche or for any actual or contingent liability of the Lead Arrangers, the Co-Arrangers, the Agent, the Lower Saxony Guarantee Agent or the Lenders or any of them in connection with the transactions herein contemplated so far as they relate to Portion B of the relevant Tranche;

TENTHLY	in or towards payment of Portion B of the relevant Tranche (whether or not then due and payable);

ELEVENTHLY	in retention of such other sum or sums as the Agent may require as security for any further monies which may reasonably be expected to become due and payable to the Lead Arrangers, the Co-Arrangers, the Agent, the Lower Saxony Guarantee Agent and/or the Lenders under this Agreement, any of the other Security Documents or the Lower Saxony Guarantees in respect of the relevant Tranche and which the assigned Earnings may be insufficient to satisfy;

TWELFTHLY	in or towards satisfaction of any additional security or amount to be prepaid in accordance with Clause 10.18;

THIRTEENTHLY	in or towards satisfaction of the Master Agreement Liabilities in respect of the relevant Tranche in the same order in which the Transactions were entered into by the Borrower with the Lenders and/or their Affiliates (as the case may be); and

FOURTEENTHLY	the balance, if any, in payment to the Borrower or whomsoever shall then be entitled thereto.
In the event of the proceeds being insufficient to pay the amounts referred to above the Agent shall be entitled to collect the balance from the Borrower.
13.2 General funds/Event of Default monies
If an Event of Default has occurred and any monies are received by the Agent, the Lower Saxony Guarantee Agent or any Lender under or pursuant to the Security Documents or the Lower Saxony Guarantees or if any other monies are received by or in the possession of the Agent or any Lender under or pursuant to the Security Documents which are expressed hereunder and/or under the Security Documents to be distributed in accordance with the provisions of this Clause or where no express provisions are made for disposal, such monies shall be applied in the discretion of the Agent as follows:

FIRSTLY	to the payment of all fees, expenses and charges (including brokers’ commissions), the expenses of any sale, the expenses of retaining any attorney, solicitors’ fees, court costs and any other expenses or advances made or incurred by the Agent, the Lower Saxony Guarantee Agent or any Lender in the protection of the Agent’s, the Lower Saxony Guarantee Agent’s and the Lender’s rights or the pursuance of its or their remedies hereunder and under the other Security Documents and the Lower Saxony Guarantees or to

any payments whether voluntary or not which the Agent considers advisable to protect its or their security and to provide adequate indemnity against liens claiming priority over or equality with the lien of the Security Documents or any other Encumbrances;

SECONDLY	in or towards payment in such order as the Lenders may require of any accrued (but unpaid) fees and interest thereon to which the Lead Arrangers, the Co-Arrangers, the Lenders, the Agent and/or the Lower Saxony Guarantee Agent are entitled hereunder and/or under the other Security Documents (other than the Master Agreements) and/or the Lower Saxony Guarantees in connection with the Facility;

THIRDLY	in or towards satisfaction of all interest accrued on Portion A of each Tranche pro rata;

FOURTHLY	in retention by the Agent in its discretion in a suspense or impersonal interest bearing security realised account of such sum as it considers appropriate by way of security for the Outstanding Indebtedness (other than the Master Agreement Liabilities) relating to Portion A of each Tranche or for any actual or contingent liability of the Lead Arrangers, the Co-Arrangers, the Agent, the Lower Saxony Guarantee Agent or the Lenders or any of them in connection with the transactions herein contemplated so far as they relate to Portion A of each Tranche;

FIFTHLY	in or towards payment of Portion A of each Tranche pro rata;

SIXTHLY	in or towards payment of all losses, damages, expenses or currency risks arising from the exercise by the Borrower of the currency option contained in Clause 3 up to the amount of two thirtieths (2/30ths) of the relevant Portion A as at the relevant Delivery Date of each Tranche in respect of which the currency option has been exercised;

SEVENTHLY	in or towards satisfaction of any other amounts due from the Borrower to the Lead Arrangers, the Co-Arrangers, the Agent, the Lower Saxony Guarantee Agent or the Lenders under the Security Documents (other than the Master Agreement Liabilities) and/or the Lower Saxony Guarantees relating to Portion A of each of the Tranches pro rata using in the discretion of the Agent the same order of application as FIRSTLY to SIXTHLY;

EIGHTHLY	in or towards satisfaction of all interest accrued on Portion B of each Tranche pro rata;

NINTHLY	in retention by the Agent in its discretion in a suspense or impersonal interest bearing security realised account of such sum as it considers appropriate by way of security for the

Outstanding Indebtedness (other than the Master Agreement Liabilities) relating to Portion B of each Tranche or for any actual or contingent liability of the Lead Arrangers, the Co-Arrangers, the Agent, the Lower Saxony Guarantee Agent or the Lenders or any of them in connection with the transactions herein contemplated so far as they relate to Portion B of each Tranche;

TENTHLY	in or towards payment of Portion B of each Tranche (whether or not then due and payable) pro rata;

ELEVENTHLY	in retention of such other sum or sums as the Agent may require as security for any further monies which may reasonably be expected to become due and payable to the Lead Arrangers, the Co-Arrangers, the Agent, the Lower Saxony Guarantee Agent and/or the Lenders under this Agreement, any of the other Security Documents or the Lower Saxony Guarantees and which the assigned Earnings may be insufficient to satisfy;

TWELFTHLY	in or towards satisfaction of the Master Agreement Liabilities in the same order in which the Transactions were entered into by the Borrower with the Lenders and/or their Affiliates (as the case may be); and

THIRTEENTHLY	the balance (if any) shall be released to the Borrower or to its order or whomsoever else may be entitled thereto.
13.3	Application of proceeds of Insurances

Proceeds of the Insurances for partial losses shall be applied in accordance with the relevant Insurance Assignment and/or the loss payable clause endorsed on the Insurances in the form approved by the Agent and in the case of a Total Loss of a Vessel in accordance with Clause 4.11 and Clause 13.1.

13.4	Suspense account

Any monies received or recovered by the Agent, the Lower Saxony Guarantee Agent or any Lender under or in connection with the Security Documents or the Lower Saxony Guarantees and credited to any suspense or impersonal interest bearing security realised account in accordance with FOURTHLY or NINTHLY of Clause 13.1 or Clause 13.2 may be held in such account for so long as the Agent thinks fit pending application at the Agent’s discretion in accordance with FOURTHLY or NINTHLY (as the case may be) of Clause 13.1 or Clause 13.2 (as the case may be).
14	Fees
14.1	Commitment fee

The Borrower shall pay to the Agent for distribution to the Lenders quarterly in arrears during the relevant Commitment Period and on the last day of the relevant Commitment Period, forty per cent (40%) of the Applicable Margin on the relevant payment date on the daily undrawn, uncancelled amount of the relevant Tranche during the relevant Commitment Period. The commitment fee payable in respect of a Tranche shall accrue in euro until the first Currency Conversion Date in respect of that Tranche and thereafter in Dollars and be payable in euro and/or in Dollars (as the case may be).
14.2	Other fees

The Borrower will pay to the Agent on behalf of itself, the Lower Saxony Guarantee Agent, the Lead Arrangers, the Co-Arrangers and/or the Lenders, such fees as are set out in a separate commitment letter dated 10 May 2005.

14.3	Lower Saxony Guarantee fee

Throughout the period of the validity of a Lower Saxony Guarantee, the Borrower shall pay to the Lower Saxony Guarantee Agent quarterly in arrears commencing on the first Advance Date in respect of the relevant Tranche for prompt on-payment to the German State of Lower Saxony a guarantee fee in euro on the relevant Lower Saxony Guaranteed Amount PROVIDED THAT:
14.3.1	the Lower Saxony Guaranteed Amount shall not be reduced pro rata with the reductions of the relevant Tranche made on the relevant Reduction Dates until the date on which the relevant Maximum Tranche Amount as at the relevant Delivery Date has been reduced by three thirtieths (3/30ths); and

14.3.2	the Lower Saxony Guaranteed Amount shall thereafter reduce by one thirtieth (1/30th) on each subsequent relevant Reduction Date that a reduction is made; and
if the Borrower exercises the currency option contained in Clause 3 in respect of the relevant Tranche:
14.3.3	the guarantee fee shall be payable at the applicable rate thereafter as aforesaid; and

14.3.4	the guarantee fee shall continue to be payable in euro calculated at the relevant rate on the relevant Lower Saxony Guaranteed Amount.
The Lower Saxony Guarantee fee shall be calculated at the rate of one per cent (1.00%) per annum on the daily drawn amount of the Lower Saxony Guaranteed Amount and at the rate of nought point five per cent (0.5%) per annum on the daily undrawn amount of the Lower Saxony Guaranteed Amount. For the purpose of calculating the Lower Saxony Guarantee fee as aforesaid any voluntary prepayment pursuant to Clause 4.8 shall be deemed to have been applied in prepayment pro rata of Portion A and Portion B of the relevant Tranche.
A Lower Saxony Guarantee fee schedule setting out the amounts of the fee to be paid shall be agreed between the Lower Saxony Guarantee Agent and the Borrower on or before the relevant Delivery Date in respect of a Tranche and shall from such date be deemed to be a part of this Agreement. If the currency option contained in Clause 3 is exercised in respect of a Tranche to take effect after the relevant Delivery Date, a new Lower Saxony Guarantee fee schedule shall be agreed between the Lower Saxony Guarantee Agent and the Borrower on the first Currency Conversion Date in respect of that Tranche and shall from such date be deemed to be a part of this Agreement in substitution for the previously agreed Lower Saxony Guarantee fee schedule in respect of that Tranche.
15	Expenses
15.1	Initial expenses

The Borrower shall reimburse the Agent on demand on a full indemnity basis for the charges and expenses (together with value added tax or any similar tax thereon and including without limitation travel expenses and the fees and expenses of legal, insurance and other advisers) incurred by the Lead Arrangers, the Agent and the Lower Saxony Guarantee Agent in respect of the arrangement and syndication of the Facility and the negotiation, preparation, issue, printing, execution and registration of this Agreement, the other Transaction Documents and the Lower Saxony Guarantees and any other documents required in connection with the implementation of this Agreement.

15.2	Enforcement expenses

The Borrower shall reimburse the Agent, the Lower Saxony Guarantee Agent and the Lenders on demand on a full indemnity basis for all charges and expenses (including value added tax or any similar tax thereon and including the fees and expenses of legal advisers) incurred by the Agent, the Lower Saxony Guarantee Agent and each of the Lenders in connection with the enforcement of, or the preservation of any rights under, this Agreement, the other Security Documents and the Lower Saxony Guarantees.

15.3	Stamp duties

The Borrower shall pay or indemnify the Agent, the Lower Saxony Guarantee Agent and each of the Lenders on demand against any and all stamp, registration and similar Taxes which may be payable in any jurisdiction in connection with the entry into, performance and enforcement of this Agreement or any of the other Security Documents or a Lower Saxony Guarantee.
16	Waivers, Remedies Cumulative
16.1	No waiver

No failure to exercise and no delay in exercising on the part of the Agent, the Lower Saxony Guarantee Agent or any of the Lenders any right or remedy under any of the Security Documents or the Lower Saxony Guarantees shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof, or the exercise of any other right or remedy. No waiver by the Agent, the Lower Saxony Guarantee Agent or any of the Lenders shall be effective unless it is in writing.

16.2	Remedies cumulative

The rights and remedies of the Agent, and the Lenders provided herein are cumulative and not exclusive of any rights or remedies provided by law.

16.3	Severability

If any provision of this Agreement is prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate the remaining provisions hereof or affect the validity or enforceability of such provision in any other jurisdiction.

16.4	Time of essence

Time is of the essence in respect of all of the obligations of the Borrower under the Security Documents and the Lower Saxony Guarantees provided however that none of the Agent, the Lower Saxony Guarantee Agent or any of the Lenders shall be entitled to terminate or treat this Agreement or any of the other Security Documents as having been repudiated otherwise than in circumstances which constitute an Event of Default.
17	Counterparts

This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same agreement.
18	Changes to the Lenders
18.1	Assignments and transfers by the Lenders

Subject to this Clause 18, a Lender (the “Existing Lender”) may:
18.1.1	assign any of its rights under the Security Documents and the Lower Saxony Guarantees; or

18.1.2	transfer by novation any of its rights and obligations under the Security Documents and the Lower Saxony Guarantees,
to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”) PROVIDED THAT any such assignment or transfer shall be in respect of an amount of its Commitment and/or Contribution of not less than five million euro (EUR5,000,000) or five million Dollars (USD5,000,000) (as the case may be).
Further, the Borrower shall have the right to require that an Existing Lender assigns or transfers the whole of its Commitment and Contribution to a New Lender proposed by the Borrower and approved by the Lenders if the cost to the Existing Lender of funding any part of the Facility is materially higher than the cost to the other Lenders or if the Existing Lender is affected by the provisions of Clauses 4.9, 7.2 or 8.1 and the cost to the Borrower is materially higher than in respect of the other Lenders similarly affected.

18.2	Conditions of assignment or transfer
18.2.1	The consent of the Agent, the Lower Saxony Guarantee Agent and the Borrower is required for an assignment or transfer by a Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender. The said consent of the Borrower may not be unreasonably withheld or delayed and shall not be required if an Event of Default or a Possible Event of Default has occurred and is continuing.

Each Lender may, however, without the prior approval of the Agent, the Lower Saxony Guarantee Agent or the Borrower and without payment of a fee to the Agent, at any time transfer or assign all of its rights and benefits hereunder and under the Security Documents to the German State of Lower Saxony or its nominee.

18.2.2	An assignment will only be effective on:
(a)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the Agent and the other Lenders as it would have been under if it was an Original Lender; and

(b)	performance by the Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.
18.2.3	A transfer will only be effective if the procedure set out in Clause 18.5 is complied with.

18.2.4	If:
(a)	a Lender assigns or transfers any of its rights or obligations under the Security Documents and the Lower Saxony Guarantees or changes its Lending Branch; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Lending Branch under Clause 7, then the New Lender or Lender acting through its new Lending Branch is only entitled to receive payment under that Clause to the same extent as the Existing Lender or Lender acting through its previous Lending Branch would have been if the assignment, transfer or change had not occurred.
18.3	Assignment or transfer fee

The Existing Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of three thousand Dollars (USD3,000).

18.4	Limitation of responsibility of Existing Lenders
18.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(a)	the legality, validity, effectiveness, adequacy or enforceability of the Security Documents, the Lower Saxony Guarantees or any other documents;

(b)	the financial condition of the Borrower or the German State of Lower Saxony;

(c)	the performance and observance by any Obligor or the German State of Lower Saxony of its obligations under the Security Documents, the Lower Saxony Guarantees or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Security Document, either Lower Saxony Guarantee or any other document, and any representations or warranties implied by law are excluded.
18.4.2	Each New Lender confirms to the Existing Lender, the Agent and the other Lenders that it:
(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and the German State of Lower Saxony and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Security Document or either Lower Saxony Guarantee; and

(b)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and the German State of Lower Saxony and its related entities whilst any amount is or may be outstanding under the Security Documents or the Lower Saxony Guarantees or any Commitment is in force.
18.4.3	Nothing in any Security Document or either Lower Saxony Guarantee obliges an Existing Lender to:
(a)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 18; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Security Documents, the Lower Saxony Guarantees or otherwise.

18.5	Procedure for transfer
18.5.1	Subject to the conditions set out in Clause 18.2, a transfer is effected in accordance with Clause 18.5.3 when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 18.5.2, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

18.5.2	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

18.5.3	On the Transfer Date:
(a)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Security Documents and the Lower Saxony Guarantees each of the Borrower and the Existing Lender shall be released from further obligations towards one another under the Security Documents and the Lower Saxony Guarantees and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(b)	each of the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(c)	the Agent, the Lower Saxony Guarantee Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Lower Saxony Guarantee Agent and the Existing Lender shall each be released from further obligations to each other under this Agreement and/or the Lower Saxony Guarantees; and

(d)	the New Lender shall become a party as a “Lender”.
18.6	Copy of Transfer Certificate to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

18.7	Disclosure of information

Any Lender may disclose to any of its Affiliates and/or the German State of Lower Saxony and/or the Federal Republic of Germany and/or the European Union and/or any agency thereof or any person acting or purporting to act on any of their behalves and any other person:
18.7.1	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

18.7.2	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; or

18.7.3	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation, any information about any Obligor, the Transaction Documents and the Lower Saxony Guarantees as that Lender shall consider appropriate if, in relation to Clauses 18.7.1 and 18.7.2, the person to whom the information is to be given has entered into a Confidentiality Undertaking. In the case of the German State of Lower Saxony and/or the Federal Republic of Germany and/or the European Union and/or any agency thereof or any person acting or purporting to act on any of their behalves, the Borrower acknowledges and agrees that any such information may be used by such persons for statistical purposes and/or for reports of a general nature.
18.8	Borrower’s co-operation

The Borrower shall co-operate fully with the Lender in relation to any assignment or transfer proposed by the Lender and shall execute, or procure the execution of, any documents which the Lender may require.
19	Changes to the Borrower

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Security Documents or the Lower Saxony Guarantees.

20	Reference Banks, Agent and Lower Saxony Guarantee Agent
20.1	Reference Banks

If:
20.1.1	the whole of the Contribution (if any) of any Reference Bank is prepaid;

20.1.2	the Commitment of any Reference Bank is cancelled or reduced to zero in accordance with Clause 4.9 or any other relevant provision hereof;

20.1.3	a Reference Bank transfers the whole of its rights and obligations (if any) as a Lender under this Agreement; or

20.1.4	where applicable, any Reference Bank ceases to provide quotations to the Agent for the purposes of determining LIBOR, the Agent may, acting on the instructions of the Majority Lenders, terminate the appointment of such Reference Bank and appoint another Lender to replace such Reference Bank.
20.2	Decision making
20.2.1	Save as expressly provided in Clause 20.2.2 or as otherwise expressly provided herein, any proposed course of action in connection with any matter requiring the consent of the Lenders under or in connection howsoever with this Agreement shall only be taken with the consent of all the Lenders including, but without limitation to the generality of the foregoing:
(a)	the release of the Borrower from any of its obligations hereunder;

(b)	the amendment of any of the provisions of this Agreement;

(c)	any time or other indulgence to be granted to the Borrower in respect of its obligations under this Agreement.
20.2.2	Proposals in connection with the following matters shall, in the absence of agreement thereon by all of the Lenders or as otherwise provided in this Agreement, be determined by the Majority Lenders and the Lower Saxony Guarantee Agent:
(a)	the making of any declaration by the Agent under Clause 12.2;

(b)	the institution of any legal proceedings for the enforcement of any rights or powers whatsoever pursuant to the terms of this Agreement;

(c)	any course of action whatsoever from time to time (other than the making of a demand for payment hereunder) whether of a legal or commercial nature or otherwise howsoever for the purpose of achieving a full or partial recovery of any principal, interest or other amount due and payable by the Borrower hereunder or otherwise in connection therewith following the making of a declaration by the Agent under Clause 12.2;

(d)	any other matter in respect of which this Agreement expressly provides that the consent of the Majority Lenders shall be required.
20.2.3	Any determination of the Lenders shall be ascertained by the Agent or the Lower Saxony Guarantee Agent (as the case may be) either:
(a)	by means of a telefax sent by the Agent or the Lower Saxony Guarantee Agent (as the case may be) to each of the Lenders in identical terms on the proposal or matter in issue; or

(b)	by means of the vote of representatives of each Lender at a meeting convened by the Agent or the Lower Saxony Guarantee Agent (as the case may be) and held for the purpose of discussing (inter alia) such proposal or matter in issue.
Furthermore, it is hereby agreed by the Lenders that:
(i)	where a decision of the Lenders is sought by the Agent or the Lower Saxony Guarantee Agent (as the case may be) by means of a telefax sent in accordance with paragraph (a) above and PROVIDED THAT the Agent or the Lower Saxony Guarantee Agent (as the case may be) verifies forthwith by telephone with each relevant Lender that it has received such telefax in good order, then the Agent or the Lower Saxony Guarantee Agent (as the case may be) may in its telefax:
(1)	recommend a proposed course of action to be taken by the Lenders; and

(2)	specify a time limit (of not less than three (3) Business Days) within which the Lenders are required to respond to the Agent’s or the Lower Saxony Guarantee Agent’s (as the case may be) recommendation so that, if any Lender fails to notify the Agent or the Lower Saxony Guarantee Agent (as the case may be) within such time limit of its response to the recommendation, such Lender shall be deemed to have accepted and approved the course of action proposed by the Agent or the Lower Saxony Guarantee Agent (as the case may be); and

(ii)	where the approval of the Majority Lenders is required in respect of any matter, the approval shall be deemed to have been given as soon as the Agent or the Lower Saxony Guarantee Agent (as the case may be) receives the requisite number of votes in favour of the proposal so that the Agent or the Lower Saxony Guarantee Agent (as the case may be) may act on the basis of such votes without having to wait for the response of (or to give any notification to) any other Lender who has yet to reply to the Agent or the Lower Saxony Guarantee Agent (as the case may be).
20.3	The Agent and the Lower Saxony Guarantee Agent
20.3.1	Each of the Lenders and the Lower Saxony Guarantee Agent hereby appoints the Agent to act as its agent under this Agreement and the Security Documents with such rights, powers and discretions as are expressly delegated to the Agent hereunder and thereunder.

20.3.2	Each of the Lenders and the Agent hereby appoints the Lower Saxony Guarantee Agent to act as its agent under the Lower Saxony Guarantees with such rights, powers and discretions as are expressly delegated to the Lower Saxony Guarantee Agent hereunder and thereunder.

20.3.3	The Agent shall:
(a)	promptly inform the Lenders of the contents of any notice or request received by it from the Borrower under this Agreement (whether such notice or request is addressed to the Agent alone or the Agent on behalf of the Lenders) and of any information delivered to it pursuant to Clause 10.2 and of any other matters which the Agent considers material;

(b)	promptly deliver to the Lenders copies of any accounts and certificates delivered to it pursuant to Clause 10.2 and, as soon as reasonably practicable, copies of the documents delivered in satisfaction of the requirements of Schedule 3;

(c)	promptly inform the Lenders in reasonable detail of any exercise by it of any of the rights, powers and/or discretions vested in it hereunder (but without the Agent being under any obligation to give prior notice to the Lenders of any such exercise);

(d)	promptly notify the Lenders of the occurrence of any Event of Default or any other default by the Borrower in the due performance of or compliance with its material obligations under this Agreement of which the Agent has actual knowledge or actual notice and the occurrence of which the Agent has verified;

(e)	if directed by the Majority Lenders, exercise (or refrain from exercising) any right, power or discretion vested in it hereunder in accordance with the directions (subject to Clause 20.2.1) of the Majority Lenders provided, however, that it may refrain from acting in accordance with any such directions until it has received such security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, expenses (including legal fees) and liabilities which it will or may expend or incur in complying with such directions and for this purpose the Agent shall make a demand for such security addressed to all the Lenders;

(f)	receive from the Borrower all payments of principal, interest and other moneys expressed to be payable to the Agent hereunder on behalf of all or any of the Lenders and the Lower Saxony Guarantee Agent and shall promptly distribute the same amongst the Lenders, the Lower Saxony Guarantee Agent, the German State of Lower Saxony and itself in accordance with the terms of this Agreement and the Lower Saxony Guarantees pending which the Agent shall hold any and all such moneys on trust for the Lenders, the Lower Saxony Guarantee Agent, the German State of Lower Saxony and itself; and

(g)	enter into any amendment to any of the Security Documents or grant any waiver of any obligation of any of the Obligors under any of such Security Documents if so instructed by the Lenders.

20.3.4	The Lower Saxony Guarantee Agent shall:
(a)	promptly inform the Lenders of the contents of any notice or request received by it from the German State of Lower Saxony under a Lower Saxony Guarantee (whether such notice or request is addressed to the Lower Saxony Guarantee Agent alone or the Lower Saxony Guarantee Agent on behalf of the Lenders) and of any other matters which the Lower Saxony Guarantee Agent considers material;

(b)	promptly inform the Lenders in reasonable detail of any exercise by it of any of the rights, powers and/or discretions vested in it hereunder (but without the Lower Saxony Guarantee Agent being under any obligation to give prior notice to the Lenders of any such exercise);

(c)	promptly notify the Lenders of the occurrence of any Event of Default or any other default by the Borrower in the due performance of or compliance with its material obligations under a Lower Saxony Guarantee of which the Lower Saxony Guarantee Agent has actual knowledge or actual notice and the occurrence of which the Lower Saxony Guarantee Agent has verified;

(d)	if directed by the Majority Lenders, exercise (or refrain from exercising) any right, power or discretion vested in it hereunder in accordance with the directions (subject to Clause 20.2.1) of the Majority Lenders provided, however, that it may refrain from acting in accordance with any such directions until it has received such security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, expenses (including legal fees) and liabilities which it will or may expend or incur in complying with such directions and for this purpose the Lower Saxony Guarantee Agent shall make a demand for such security addressed to all the Lenders;

(e)	receive from the Borrower the Lower Saxony guarantee fee and shall promptly on-pay the same to the German State of Lower Saxony in accordance with the terms of this Agreement and the Lower Saxony Guarantees pending which the Lower Saxony Guarantee Agent shall hold any and all such moneys on trust for the German State of Lower Saxony; and

(f)	receive from the German State of Lower Saxony all payments expressed to be payable under a Lower Saxony Guarantee on behalf of all or any of the Lenders and the Agent and shall promptly pay the same to the Agent who shall distribute the same amongst the Lenders, the Lower Saxony Guarantee Agent and itself in accordance with the terms of this Agreement pending which the Lower Saxony Guarantee Agent and the Agent in turn shall hold any and all such moneys on trust for the Lenders, the Agent or the Lower Saxony Guarantee Agent (as the case may be) and itself.

20.3.5	The relationship between the Agent on the one part and each Lender and the Lower Saxony Guarantee Agent on the other and between the Lower Saxony Guarantee Agent on the one part and each Lender and the Agent on the other is that of agent and principal and, except in relation to any moneys referred to in Clause 20.3.3(f) and any moneys received by the Agent from the Lower Saxony Guarantee Agent and in each case held by the Agent pending distribution hereunder and in relation to any moneys referred to in Clause 20.3.4(e) held by the Lower Saxony Guarantee Agent pending distribution by the Agent hereunder, neither the Agent nor the Lower Saxony Guarantee Agent shall have a fiduciary relationship with or be, or be deemed to be, a trustee of or for any such party.

20.3.6	In addition to the powers expressly given to the Agent and the Lower Saxony Guarantee Agent by this Agreement:
(a)	the Lenders may give the Agent or the Lower Saxony Guarantee Agent (generally or in any particular case) any powers which the Lenders consider appropriate; and

(b)	each of the Agent and the Lower Saxony Guarantee Agent has power to take any other action which it considers to be reasonably incidental or conducive to the performance of its functions under this Agreement or otherwise appropriate in the context of those functions, including the exercise of any powers given to it by the Lenders.
20.3.7	The rights, powers and discretions vested in the Agent and the Lower Saxony Guarantee Agent by this Agreement shall only be exercised by the Agent or the Lower Saxony Guarantee Agent (as the case may be) in accordance with the instructions of the Majority Lenders or (if so required in accordance with the provisions of Clause 20.2.1) the Lenders provided however that the Agent and/or the Lower Saxony Guarantee Agent (as the case may be) shall be entitled (but not bound) to exercise or refrain from exercising any such right, power or discretion without the directions of the Majority Lenders or the Lenders (as the case may be) if the Agent and/or the Lower Saxony Guarantee Agent (as the case may be) believes that the immediate exercise of such right, power or discretion is necessary or desirable to protect the interests of the Lenders under or in respect of this Agreement.

Where any right, power or discretion is vested in the Agent or the Lower Saxony Guarantee Agent (as the case may be) under this Agreement but is expressed as being exercisable in accordance with the directions of the Lenders or the Majority Lenders, such right, power or discretion shall not be exercised by the Agent or the Lower Saxony Guarantee Agent (as the case may be) without the lawful directions of the Lenders or the Majority Lenders (as the case may be).

20.3.8	Notwithstanding anything to the contrary expressed or implied herein, neither the Agent nor the Lower Saxony Guarantee Agent shall:

(a)	be bound to enquire as to the occurrence or otherwise of any Event of Default or as to the performance by the Borrower of its obligations under this Agreement;

(b)	be bound to disclose to any other person any information relating to the Borrower if such disclosure would or might in its opinion constitute a breach of any law or regulation or be otherwise actionable at the suit of any person;

(c)	have any responsibility to the Lenders or each other for:
(i)	the financial position, creditworthiness, affairs or prospects of the Borrower;

(ii)	the performance or non-performance howsoever by the Borrower of any of its obligations hereunder;

(iii)	the due execution, effectiveness, genuineness, validity or enforceability of this Agreement or any document relating hereto or any filing or recording thereof or the taking of any other action whatsoever and howsoever in connection therewith or the collectability of any sum due hereunder;

(iv)	any computations and/or information supplied to the Lenders by the Agent or the Lower Saxony Guarantee Agent (as the case may be) in reliance upon which the Lenders have entered into this Agreement;
(d)	be under any liability whatsoever for any consequence of relying on:
(i)	any written communication or document believed by it to be genuine or correct and to have been communicated or signed by the person by whom it is purported to have been communicated or signed; or

(ii)	the advice or opinions of any professional advisers selected by it;
(e)	be under any duty to account to any Lender or the Agent or the Lower Saxony Guarantee Agent (as the case may be) for any sum received by it for its own account or the profit element of any such sum; or

(f)	be under any obligation other than those for which express provision is made herein.
20.3.9	Each of the Agent and the Lower Saxony Guarantee Agent may:
(a)	carry out its duties hereunder through such officers, directors, employees, consultants or independent agents as it may in its unfettered discretion think fit;

(b)	assume that no Event of Default has occurred and that the Borrower is not in breach of its obligations under this Agreement unless the Agent or the Lower Saxony Guarantee Agent (as the case may be) has actual knowledge or actual notice to the contrary;

(c)	engage and pay for the advice or services of any internal or external lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

(d)	rely as to any matters of fact which might reasonably be expected to be within the knowledge of the Borrower upon a certificate signed by or on behalf of the Borrower; and

(e)	rely upon any communication or document believed by it to be genuine.
20.3.10	It is understood that each of the Lenders has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower and the German State of Lower Saxony and, accordingly, each of the Lenders warrants to the Agent and the Lower Saxony Guarantee Agent that it has not relied and will not rely on the Agent or the Lower Saxony Guarantee Agent (as the case may be):
(a)	to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower or the German State of Lower Saxony in connection with this Agreement or a Lower Saxony Guarantee; or

(b)	to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or the German State of Lower Saxony.
20.3.11	Subject to the terms of this Agreement, this Agreement shall be serviced, supervised and administered by the Agent and the Lower Saxony Guarantee Agent in the ordinary course of its business and in accordance with its usual practices. In performing its duties and functions hereunder, each of the Agent and the Lower Saxony Guarantee Agent shall exercise the same care as it normally exercises in making and administering loans for its own account, but assumes no further responsibility in respect of such performance.

20.3.12	Neither the Agent nor the Lower Saxony Guarantee Agent shall be under any liability as a result of taking or omitting to take any action in relation to this Agreement and/or a Lower Saxony Guarantee save in the case of gross negligence or wilful misconduct and the Lenders will not assert or seek to assert against any director, officer or employee of the Agent or the Lower Saxony Guarantee Agent any claim they might have against any of them in respect of the matters referred to in this Clause 20.3.12.

20.3.13	Neither the Agent (nor any officer thereof) nor the Lower Saxony Guarantee Agent (nor any officer thereof) shall be precluded by reason of so acting from underwriting, guaranteeing the subscription of or subscribing for or otherwise acquiring, holding or dealing with any debentures, shares or securities whatsoever of the Borrower or from entering into any contract or financial or other transaction with or from engaging in any banking or other business with the Borrower and shall not be liable to account for any profit made or payment received by it thereby or in connection therewith.
20.4	Retirement and replacement of the Agent and the Lower Saxony Guarantee Agent
20.4.1	Each of the Agent and the Lower Saxony Guarantee Agent may retire at any time without assigning any reason by giving to the Borrower, the Agent or the Lower Saxony Guarantee Agent (as the case may be) and the Lenders not less than thirty (30) days notice of its intention to do so. Unless the Agent or the Lower Saxony Guarantee Agent (as the case may be) in its notice of retirement nominates any of its associated companies to be its successor, the successor Agent or Lower Saxony Guarantee Agent may be appointed by the Majority Lenders (with the prior written consent of the Borrower, such consent not to be unreasonably withheld or delayed) during such thirty (30) day period PROVIDED THAT, should they fail to do so, the Agent or the Lower Saxony Guarantee Agent (as the case may be) may then appoint as its successor a reputable and experienced bank with an office in London.
20.4.2	If any Lender is dissatisfied with the Agent or the Lower Saxony Guarantee Agent and wants it to be replaced, such Lender shall consult with the other relevant Lenders and the Borrower for a period of up to thirty (30) days to decide whether the Agent or the Lower Saxony Guarantee Agent (as the case may be) should be replaced and, if so, by whom (such replacement being one of the relevant Lenders or an associated company thereof). If at the end of such period the relevant Lenders unanimously agree that the Agent or the Lower Saxony Guarantee Agent (as the case may be) should be replaced by a particular Lender or one of its associated companies, and if the Borrower consents in writing to the identity of the proposed replacement (such consent (a) not to be unreasonably withheld and (b) not to be required if an Event of Default has occurred and is continuing), then notice shall be given by the relevant Lenders to the Agent or the Lower Saxony Guarantee Agent (as the case may be) specifying the date, being not fewer than five (5) Business Days after the date of such notice, on which the appointment of the successor Agent or Lower Saxony Guarantee Agent (as the case may be) is, subject to Clause 20.4.4, to take effect.

20.4.3	For the purposes of this Clause 20.4:
(a)	an “associated company” of the Agent, the Lower Saxony Guarantee Agent and/or any Lender shall mean any company which is a holding company of the Agent, the Lower Saxony Guarantee Agent and/or such Lender or a wholly-owned subsidiary of it or its parent company; and

(b)	“relevant Lenders” means all of the Lenders other than that Lender which acts as Agent or Lower Saxony Guarantee Agent or whose associated company acts in such capacity.
20.4.4	Any appointment of a successor Agent or Lower Saxony Guarantee Agent under Clause 20.4.1 or 20.4.2 shall take effect upon:
(a)	the successor confirming in writing its agreement to be bound by the provisions of this Agreement; and

(b)	notice thereof by the Agent or the Lower Saxony Guarantee Agent (as the case may be) and its successor (which notice, shall specify the banks to which payments to the new Agent or Lower Saxony Guarantee Agent shall be made thereafter) being given to each of the other parties to this Agreement.
20.4.5	If a successor to the Agent or the Lower Saxony Guarantee Agent is appointed under the provisions of this Clause 20.4:
(a)	the outgoing Agent or Lower Saxony Guarantee Agent shall be discharged from any further obligation under this Agreement;

(b)	its successor and each of the other parties hereto shall have the same rights and obligations amongst themselves as they would have had if such successor had been a party hereto in place of the outgoing Agent or Lower Saxony Guarantee Agent (as the case may be);

(c)	Clause 20 and the other provisions of this Agreement shall remain in effect for the benefit and protection of the outgoing Agent or Lower Saxony Guarantee Agent (as the case may be) in relation to any claim or loss which may be brought against or incurred by it in connection with or as a result of any act, omission, breach, neglect or other occurrence or matter relating to or arising out of this Agreement which took place before its resignation.
21	Notices
21.1	Mode of communication

Except as otherwise provided herein, each notice, request, demand or other communication or document to be given or made hereunder shall be given in writing but unless otherwise stated, may be made by telefax.

21.2	Address

Any notice, demand or other communication (unless made by telefax) to be made or delivered by the Agent to the Borrower pursuant to this Agreement shall (unless the Borrower has by fifteen (15) days’ written notice to the Agent specified another address) be made or delivered to the Borrower at 7665 Corporate Center Drive, Miami, Florida 33126, United States of America (marked for the attention of Ms Bonnie Biumi and the Legal Department (but one (1) copy shall suffice)). Any notice, demand or other communication to be made or delivered by the Borrower to the Agent pursuant to this Agreement shall (unless the Agent has by fifteen (15) days’ written notice to the Borrower specified another address) be made or delivered to the Agent at its Lending Branch, the details of which are set out in Schedule 1.

21.3	Telefax communication

Any notice, demand or other communication to be made or delivered pursuant to this Agreement may be sent by telefax to the relevant telephone numbers (which at the date hereof in respect of the Borrower is +1 305 436 4140 (marked for the attention of Ms Bonnie Biumi) and +1 305 436 4117 (marked for the attention of the Legal Department) and in the case of the Agent or any Original Lender is as recorded in Schedule 1) specified by it from time to time for the purpose and shall be deemed to have been received when transmission of such telefax communication has been completed. Each such telefax communication, if made to the Agent or any Lender by the Borrower, shall be signed by the person or persons authorised in writing by the Borrower and whose signature appears on the list of specimen signatures contained in the secretary’s certificate required to be delivered by paragraph 2 of Part I of Schedule 3 and shall be expressed to be for the attention of the department or officer whose name has been notified for the time being for that purpose by the Agent or any Lender to the Borrower.

21.4	Electronic mail

Any notice, demand or other communication other than a Drawdown Notice or a Renewal Notice to be made or delivered pursuant to this Agreement may be made by electronic mail or other electronic means, if the Agent, the Borrower and/or the Lender:
21.4.1	agree that, unless and until notified to the contrary, this is to be an accepted form of communication; and

21.4.2	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

21.4.3	notify each other of any change to their electronic mail address or any other such information supplied by them.
Any Original Lender which sets out an email address beneath its name in Schedule 1 is deemed to agree to receiving notices, demands or other communications from the Agent by electronic mail.

Any electronic communication made:
(a)	by the Agent to the Borrower or a Lender will be effective when it is sent by the Agent unless the Agent receives a message indicating failed delivery and, if upon the sender’s express request, a confirmation of receipt is requested, such confirmation has been sent; and

(b)	by the Borrower or a Lender to the Agent will be effective only when actually received by the Agent and then only if it is addressed in such a manner as the Agent shall specify to that party for this purpose.

The Agent shall notify the Borrower and the Lenders and the Borrower or a Lender shall notify the Agent in each case promptly upon becoming aware that its electronic mail system or other electronic means of communication cannot be used due to technical failure (and that failure is continuing for more than two (2) Business Days). Until the Agent, the Borrower or that Lender has notified as aforesaid that the failure has been remedied, all notices between the Agent and the Borrower or that Lender shall be sent by fax or letter in accordance with this Clause 21.

21.5	Receipt

Each such notice, demand or other communication shall be deemed to have been made or delivered (in the case of any letter) when delivered to its office for the time being or, if sent by post, five (5) days after being deposited in the post first class or express airmail (as the case may be) postage prepaid in an envelope addressed to it at that address or, if sent by electronic mail, in accordance with Clause 21.4.

21.6	Language

Each notice, demand or other communication made or delivered by one (1) party to another pursuant to this Agreement, any other Security Document or the Lower Saxony Guarantees shall be in the English language or accompanied by a certified English translation. In the event of any conflict between the translation and the original text the translation shall prevail unless the original text is a statutory instrument, legal process or any other document of a similar type or a notice, demand or other communication from the German State of Lower Saxony or in relation to a Lower Saxony Guarantee.
22	Governing Law

This Agreement shall be governed by English law.

23	Waiver of Immunity

To the extent that the Borrower may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process in relation to this Agreement or the other Security Documents and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed) the Borrower hereby irrevocably and unconditionally agrees throughout the Security Period not to claim and hereby irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction. In respect of any legal action or proceedings arising out of or in connection with any of the Security Documents the Borrower hereby consents generally as a matter of procedure in relation to the waiver of immunity (but not so as to prejudice any defence which the Borrower may have on the merits of the substantive issue) to the giving of any relief or the issue of any process in connection with such legal action or proceedings including without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its uses or intended uses) of any order or judgment which may be made or given in such legal action or proceedings.

24	Jurisdiction
24.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”). Each party to this Agreement agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

This Clause 24.1 is for the benefit of the Lenders and the Agent only. As a result, no such party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, any such party may take concurrent proceedings in any number of jurisdictions.

24.2	The Borrower may not, without the Agent’s prior written consent, terminate the appointment of the Process Agent; if the Process Agent resigns or its appointment ceases to be effective, the Borrower shall within fourteen (14) days appoint a company which has premises in London and has been approved by the Agent to act as the Borrower’s process agent with unconditional authority to receive and acknowledge service on behalf of the Borrower of all process or other documents connected with proceedings in the English courts which relate to this Agreement.

24.3	For the purpose of securing its obligations under Clause 24.2, the Borrower irrevocably agrees that, if it for any reason fails to appoint a process agent within the period specified in Clause 24.2, the Agent may appoint any person (including a company controlled by or associated with the Agent or any Lender) to act as the Borrower’s process agent in England with the unconditional authority described in Clause 24.2.

24.4	No neglect or default by a process agent appointed or designated under this Clause (including a failure by it to notify the Borrower of the service of any process or to forward any process to the Borrower) shall invalidate any proceedings or judgment.

24.5	The Borrower appoints in the case of the courts of England the Process Agent to receive, for and on its behalf service of process in England of any legal proceedings with respect to this Agreement and any other Security Document.

24.6	A judgment relating to this Agreement which is given or would be enforced by an English court shall be conclusive and binding on the Borrower and may be enforced without review in any other jurisdiction.

24.7	Nothing in this Clause shall exclude or limit any right which the Agent or a Lender may have (whether under the laws of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

24.8	In this Clause “judgment” includes order, injunction, declaration and any other decision or relief made or granted by a court.

IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed as a deed on the day first written above.

SIGNED SEALED and DELIVERED as a DEED	)	P.A. Turner
by PAUL ALAN TURNER	)
for and on behalf of	)
NCL CORPORATION LTD.	)
in the presence of:	)
VIJAY JEYARATNAM
(Trainee Solicitor)

SIGNED SEALED and DELIVERED as a DEED	)	J. Clegg
by JULIE CLEGG	)
for and on behalf of	)
DnB NOR BANK ASA	)
as a Lead Arranger, an Original Lender and the Agent	)
in the presence of:	)
THEODORA KOKOTA
Trainee Solicitor
London EC4m 85H

SIGNED SEALED and DELIVERED as a DEED	)	J. Clegg
by JULIE CLEGG	)
for and on behalf of	)
NORDEA BANK NORGE ASA	)
as a Lead Arranger and an Original Lender	)
in the presence of:	)
THEODORA KOKOTA
Trainee Solicitor

SIGNED SEALED and DELIVERED as a DEED	)	J. Clegg
by JULIE CLEGG	)
for and on behalf of	)
COMMERZBANK AKTIENGESELLSCHAFT	)
Hamburg Branch	)
as a Co-Arranger and the	)
Lower Saxony Guarantee Agent	)
in the presence of:	)
THEODORA KOKOTA
Trainee Solicitor

SIGNED SEALED and DELIVERED as a DEED	)	J. Clegg
by JULIE CLEGG	)
for and on behalf of	)
KfW	)
as a Co-Arranger and an Original Lender	)
in the presence of:	)
THEODORA KOKOTA
Trainee Solicitor

SIGNED SEALED and DELIVERED as a DEED	)	J. Clegg
by JULIE CLEGG	)
for and on behalf of	)
NORDDEUTSCHE LANDESBANK	)
GIROZENTRALE	)
as a Co-Arranger and an Original Lender	)
in the presence of:	)
THEODORA KOKOTA
Trainee Solicitor

SIGNED SEALED and DELIVERED as a DEED	)	J. Clegg
by JULIE CLEGG	)
for and on behalf of	)
COMMERZBANK AKTIENGESELLSCHAFT	)
Bremen Branch	)
as an Original Lender	)
in the presence of:	)
THEODORA KOKOTA
Trainee Solicitor

SIGNED SEALED and DELIVERED as a DEED	)	J. Clegg
by JULIE CLEGG	)
for and on behalf of	)
THE GOVERNOR AND COMPANY OF	)
THE BANK OF SCOTLAND	)
in the presence of:	)
THEODORA KOKOTA
Trainee Solicitor

SIGNED SEALED and DELIVERED as a DEED	)	J. Clegg
by JULIE CLEGG	)
for and on behalf of	)
BAYERISCHE HYPO- UND	)
VEREINSBANK AG	)
in the presence of:	)
THEODORA KOKOTA
Trainee Solicitor

SIGNED SEALED and DELIVERED as a DEED	)	J. Clegg
by JULIE CLEGG	)
for and on behalf of	)
DEUTSCHE SCHIFFSBANK	)
AKTIENGESELLSCHAFT	)
in the presence of:	)
THEODORA KOKOTA
Trainee Solicitor

SIGNED SEALED and DELIVERED as a DEED	)	J. Clegg
by JULIE CLEGG	)
for and on behalf of	)
FOKUS BANK ASA	)
in the presence of:	)
THEODORA KOKOTA
Trainee Solicitor

SIGNED SEALED and DELIVERED as a DEED	)	J. Clegg
by JULIE CLEGG	)
for and on behalf of	)
HSH NORDBANK AG	)
in the presence of:	)
THEODORA KOKOTA
Trainee Solicitor

SIGNED SEALED and DELIVERED as a DEED	)	J. Clegg
by JULIE CLEGG	)
for and on behalf of	)
SKANDINAVISKA ENSKILDA BANKEN AB	)
(publ))
in the presence of:	)
THEODORA KOKOTA
Trainee Solicitor

Schedule 1
Particulars of Agent, Lower Saxony Guarantee Agent, Lead Arrangers, Co-Arrangers and Original Lenders
Name and Address
Agent
DnB NOR BANK ASA
Stranden 21
NO-0021 Oslo
Norway

Fax:	+47 22 482894
Attn:	Mrs Solveig Nuland Knoff
Lower Saxony Guarantee Agent
COMMERZBANK AKTIENGESELLSCHAFT
Hamburg Branch
Ness 7-9
20457 Hamburg
Germany

Fax:	+49 40 3683 4068
Attn:	Mr Stefan Kuch/Mr Christian Renke
Email:	shipfinance@commerzbank.com
Lead Arrangers
Name and Address
DnB NOR BANK ASA
Stranden 21
NO-0021 Oslo
Norway

Fax:	+47 22 482020
Attn:	Mr Jon Flovik
Email:	jon.flovik@dnbnor.no

Name and Address
NORDEA BANK NORGE ASA
Middelthuns gate 17
Oslo
Norway
P O Box 1166 Sentrum
NO-0107 Oslo

Fax:	+47 22 484278
Attn:	Mr Arne Berglund
Email:	arne.berglund@nordea.com
Co-Arrangers
Name and Address
COMMERZBANK AKTIENGESELLSCHAFT
Hamburg Branch
Ness 7-9
20457 Hamburg
Germany

Fax:	+49 40 3683 4068
Attn:	Mr Stefan Kuch/Mr Christian Renke
Email:	shipfinance@commerzbank.com
KfW
Palmengartenstrasse 5-9
60325 Frankfurt am Main
Germany

Fax:	+49 69 7431 3768/4110
Attn:	Mr Wolfgang Pfisterer/Ms Clare Dooley
Email:	wolfgang.pfisterer@kfw.de/clare.dooley@kfw.de
NORDDEUTSCHE LANDESBANK
GIROZENTRALE
Friedrichswall 10
30159 Hannover
Germany

Fax:	+49 511 361 4785
Attn:	Mr Thomas Schramme/Mr Alexander Viets
Email:	shipping@nordlb.de

Lenders	Commitment to	Commitment to
Name and Address	Tranche A in EUR	Tranche B in EUR

For all matters, except insurance matters:

COMMERZBANK AKTIENGESELLSCHAFT	37,403,846.15	37,596,153.85
Bremen Branch
Schüsselkorb 5-11
28195 Bremen
Federal Republic of Germany

Fax:	+49 421 363 3390
Attn:	Mr Siegfried Hoffmann
Email:	siegfried.hoffmann@commerzbank.com

and for all matters, including insurance matters, except those which are exclusively relating to pure payment and interest fixing:

COMMERZBANK AKTIENGESELLSCHAFT
Hamburg Branch
Ness 7-9
20457 Hamburg
Germany

Fax:	+49 40 3683 4068
Attn:	Mr Stefan Kuch/Mr Christian Renke
Email:	shipfinance@commerzbank.com

DnB NOR BANK ASA	37,403,846.18	37,596,153.82
Stranden 21
NO-0021 Oslo
Norway

Fax:	+47 22 482020
Attn:	Mr Jon Flovik
Email:	jon.flovik@dnbnor.no

KfW	37,403,846.15	37,596,153.85
Palmengartenstrasse 5-9
60325 Frankfurt am Main
Germany

Fax:	+49 69 7431 3768/4110
Attn:	Mr Wolfgang Pfisterer/Ms Clare Dooley
Email:	wolfgang.pfisterer@kfw.de/clare.dooley@kfw.de

Lenders	Commitment to	Commitment to
Name and Address	Tranche A in EUR	Tranche B in EUR

NORDDEUTSCHE LANDESBANK GIROZENTRALE	37,403,846.15	37,596,153.85
Friedrichswall 10
30159 Hannover
Germany

Fax:	+49 511 361 4785
Attn:	Mr Thomas Schramme/Mr Alexander Viets
Email:	shipping@nordlb.de

NORDEA BANK NORGE ASA	37,403,846.15	37,596,153.85
Middelthuns gate 17
Oslo
P O Box 1166 Sentrum
NO-0107 Oslo
Norway

Fax:	+47 22 484278
Attn:	Mr Arne Berglund
Email:	arne.berglund@nordea.com

BANK OF SCOTLAND	20,696,794.87	20,803,205.13
Corporate
Marine Finance
11 Earl Grey Street
Edinburgh EH3 9BN
Scotland

Fax:	+44 131 659 0387
Attn:	Mr Martin Strevens
Email:	martin_strevens@bankofscotland.co.uk

BAYERISCHE HYPO- UND VEREINSBANK AG	20,696,794.87	20,803,205.13
Alter Wall 22
20457 Hamburg
Germany

Fax:	+49 40 3692 3696
Attn:	Mr Ulli Göhring
Email:	ulli.goehring@hvb.de

Lenders	Commitment to	Commitment to
Name and Address	Tranche A in EUR	Tranche B in EUR

DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT	20,696,794.87	20,803,205.13
Bremen and Hamburg
Domshof 17
28195 Bremen
Germany

Fax:	+49 421 3609 329
Attn:	Ms Veronica Katenkamp
Email:	veronica.katenkamp@schiffsbank.com

FOKUS BANK ASA	20,696,794.87	20,803,205.13
Vestre Rosten 77
NO-7075 Tiller
Norway

Fax:	+47 2400 7930
Attn:	Mr Øivind Haraldsen/Mr Tore Besserud Braein
Email:	oivind.haraldsen@fokus.no/tobes@fokus.no

HSH NORDBANK AG	20,696,794.87	20,803,205.13
Gerhart-Hauptmann-Platz 50
20095 Hamburg
Germany

Fax:	+ 49 40 3333 34307
Attn:	Mr Markus Schories
Email:	markus.schories@hsh-nordbank.com

SKANDINAVISKA ENSKILDA BANKEN AB (publ)	20,696,794.87	20,803,205.13
Kungsträdgårdsgatan 8
SE-106 40 Stockholm
Sweden

Fax:	+44 20 7236 5144
Attn:	Mr Jonathan Pratt/Ms Amy Heath
Email:	jonathan.pratt@seb.co.uk/amy.heath@seb.co.uk

Schedule 2
Notice of Drawdown
Clause 2.3

FROM:	NCL CORPORATION LTD.
Milner House
18 Parliament Street
Hamilton HM 12
Bermuda

TO:	DnB NOR BANK ASA
Stranden 21
NO-0021 Oslo
Norway
200[   ]
Dear Sirs

FACILITY AGREEMENT DATED	2005 (THE “FACILITY AGREEMENT”)
We refer to the Facility Agreement pursuant to which you have agreed to advance to us the Facility on the terms and conditions set out therein.
Terms and expressions defined in the Facility Agreement shall have the same respective meanings when used in this notice.
We hereby give you notice that we wish to draw down a Drawing of Tranche [A/B] in the amount of [                      ] [euro][Dollars] ([EUR][USD][            ]) under Clause 2.3 of the Facility Agreement on [            ] 200[   ].
Such amount is to be paid to:
[            ]
We confirm that:

(i)	all of the representations and warranties contained in Clause 9 of the Facility Agreement remain true and correct;

(ii)	no Possible Event of Default or Event of Default has occurred nor will occur with the giving of this notice;

(iii)	the Interest Period shall be of [one (1) month’s][three (3)][six (6)] [months’] duration;

(iv)	[no Event of Default will result from the conversion of the Drawing hereby requested to be drawn down;]

(v)]	the Drawing will be applied [in financing part of the Contract Price due to the Builder pursuant to the relevant Building Contract][for general corporate and working capital purposes of the Borrower and its Subsidiaries]; [and]

(v[i])	twenty per cent (20%) of the Contract Price (less the Owner’s Supply Costs) [has been or will have been][has been] paid on the relevant Delivery Date[; and]

[(vi[i])	we shall provide you with evidence of the Owner’s Supply Cost within one (1) month of the relevant Delivery Date; and]

(vii[i])	[upon application of the Drawing hereby requested to be drawn down in the manner hereinbefore appearing all sums owing to the Builder under the relevant Building Contract shall have been fully and finally paid].
Yours faithfully
NCL CORPORATION LTD.

By:

Schedule 3
Part I: Conditions Precedent
Clause 2.5
The Facility is expressly conditional upon the Agent having received in such form and substance as it shall require:

A	On signing hereof
Borrower
1	Certified Copies of any consents required from any ministry, governmental, financial or other authority for the execution of and performance by the Borrower of its obligations under this Agreement and each of the Security Documents or if no such consents are required a secretary’s certificate of the Borrower to this effect confirming that no such consents are required.

2	Notarially attested secretary’s certificate for the Borrower:
2.1	attaching a copy of its Certificate of Incorporation and Memorandum of Association and Bye-Laws evidencing power to:
2.1.1	enter into the transactions contemplated by this Agreement and in the other Security Documents and to buy ships and enter into arrangements for the chartering and management thereof; and

2.1.2	borrow money in the amount referred to in this Agreement and as security therefor to mortgage or charge assets;
2.2	giving the names of the present officers and directors;

2.3	setting out specimen signatures of persons who would be authorised to sign documents or otherwise perform its obligations under the Security Documents and the Lower Saxony Guarantees;

2.4	giving the legal and beneficial owners of its shares and the number of shares held by each shareholder;

2.5	attaching copies of resolutions passed at a duly convened meeting of the directors authorising the borrowing of the Facility and the execution of this Agreement and such of the other Security Documents to which the Borrower is a party and the issue of any power of attorney to execute the same; and

2.6	containing a declaration of solvency as at the date of the secretary’s certificate.
3	Where the secretary’s certificate referred to in paragraph 2 of Part I of this Schedule 3 is dated more than ten (10) days prior to the Signing Date, a bringdown certificate, which need not be notarially attested if signed by the same person that signed the secretary’s certificate referred to in paragraph 2 of Part I of this Schedule 3.

4	The original power of attorney issued pursuant to the resolutions referred to in paragraph 2 above, notarially attested.

5	The Disclosure Letter duly executed.
Other Obligors (other than the Manager)
6	Certified Copies of any consents required from any ministry, governmental, financial or other authority for the execution of and performance by each of the other Obligors of its obligations under the Security Documents to which it is a party or if no such consents are required a secretary’s certificate of that Obligor to this effect confirming that no such consents are required.

7	Notarially attested secretary’s certificate:
7.1	attaching a copy of its Certificate of Incorporation and Memorandum of Association and Bye-Laws evidencing power to enter into the transactions contemplated by this Agreement;

7.2	giving the names of the present officers and directors;

7.3	setting out specimen signatures of persons who would be authorised to sign documents or otherwise perform its obligations under the Security Documents;

7.4	attaching copies of resolutions passed at a duly convened meeting of the directors approving the granting and the execution of the documents whose execution is contemplated hereby, insofar as they relate to it and the issue of any power of attorney to execute the same; and

7.5	containing a declaration of solvency as at the date of the secretary’s certificate.
8	Where the secretary’s certificate referred to in paragraph 7 of Part I of this Schedule 3 is dated more than ten (10) days prior to the Signing Date, a bringdown certificate, which need not be notarially attested if signed by the same person that signed the secretary’s certificate referred to in paragraph 7 of Part I of this Schedule 3.

9	The original powers of attorney issued pursuant to the resolutions referred to in paragraph 7.1 above, notarially attested.
General
10	Confirmation from the Process Agent that it will act for each of the Obligors as agent for service of process in England.

11	Opinions from lawyers appointed by the Agent including English and Bermudan lawyers as to any of the foregoing matters or otherwise as the Lenders may require in the form required by the Lenders.

12	Certified Copy of the Building Contract including all addenda.

13	A copy of:
13.1	the audited consolidated financial statements of the NCLC Group for the financial year ending on 31 December 2004;

13.2	the unaudited consolidated financial statements of the NCLC Group for the fiscal quarter ending on 30 June 2005; and

13.3	detailed projected consolidated financial statements of the NCLC Group for the six (6) financial years ending after the Signing Date, which projections shall (a) reflect the forecasted consolidated financial condition of the NCLC Group after giving effect to the Facility and the related financing thereof; and (b) be prepared and approved by the chief financial officer of the NCLC Group.
14	Letter from the secretary of the Borrower to the Agent stating that the Borrower is and shall remain, after the advance to it of the Facility or any of it, solvent in accordance with the laws of Bermuda and the United Kingdom and in particular with the provisions of the United Kingdom’s Insolvency Act 1986 (as from time to time amended) and the requirements thereof.

15	Copies of all Companies Acts forms for filing of charges in Bermuda.

16	Payment of all fees under Clause 14.

B.	At least five (5) Business Days before the first Advance Date in respect of each Tranche
17	Drawdown notice duly executed by the Borrower in the form of Schedule 2.

18	Certified Copy of such documents as have been received by the Owner from the Builder pursuant to the relevant Building Contract in evidence of the instalments due or paid.

19	Issue of the relevant Lower Saxony Guarantee.

20	Acknowledgement by the Borrower of the terms and conditions of the relevant Lower Saxony Guarantee.

21	Financial projections of the NCLC Group for the twelve (12) month period commencing on the first Delivery Date (including an income statement and projected results for the operation of the vessels owned and/or operated by any member of the NCLC Group) and an outline of the assumptions supporting such budget and financial projections and details of any scheduled dry-docking of any of the vessels owned and/or operated by companies in the NCLC Group during such period, demonstrating that the Borrower will be in compliance with the financial undertakings contained in Clause 10.3 during such twelve (12) month period.

C	On each Delivery Date
22	Evidence of the payment by the Owner to the Builder of not less than twenty per cent (20%) of the relevant Contract Price (less the relevant Owner’s Supply Costs) pursuant to the relevant Building Contract.

23	Such evidence as the Lenders may require that the relevant Vessel is:
23.1	provisionally registered in the name of the relevant Owner under the Bahamian flag with a certificate of registry free from all liens and encumbrances except the relevant Mortgage;

23.2	classified with the highest classification available free of all recommendations and qualifications with Det Norske Veritas;

23.3	insured in accordance with the terms of the Security Documents; and

23.4	managed by the Manager pursuant to the relevant Management Agreement.
24	In respect of the relevant Vessel:
24.1	Certified Copy of the builder’s certificate;

24.2	Certified Copy of the bill of sale;

24.3	Certified Copy of the unconditional protocol of delivery and acceptance duly signed by the Builder and the Owner;

24.4	Certified Copy of the certificate of warranty from the Builder stating that the Vessel is free from all encumbrances on her Delivery Date;

24.5	Certified Copy of the commercial invoice from the Builder in evidence of the Contract Price and Certified Copy of such documents as provide evidence of the Owner’s Supply Cost;

24.6	copies of valid trading and other certificates to be produced by the Builder pursuant to the Building Contract;

24.7	Certified Copy of the Management Agreement;

24.8	Mortgage duly executed and lodged for registration at the Bahamas Maritime Authority in London;

24.9	Earnings Assignment duly executed;

24.10	Insurance Assignment duly executed;

24.11	Management Agreement Assignment duly executed; and

24.12	Telefax confirmations from the insurance brokers for marine risks (hull and machinery) and the managers of any protection and indemnity or war risks association through whom any Insurances have been placed that the Insurances have been placed and upon receipt of a notice of assignment of the Insurances they will issue letters of undertaking in the form approved by the Lenders.
25	Guarantee duly executed by the relevant Owner.

26	Charge duly executed in respect of the relevant Owner.

27	Opinions from Bahamian lawyers appointed by the Agent as to due registration of the relevant Vessel and due registration of the relevant Mortgage and from English, German and Bermudan lawyers appointed by the Agent as to any of the foregoing matters or otherwise as the Lenders may require in the form required by the Lenders.

28	From the Agent’s insurance advisers, a report on the Insurances for the relevant Vessel and a certificate confirming that such Insurances are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as should be acceptable to the Lenders and conform with the provisions of the relevant Mortgage.

29	Where a secretary’s certificate referred to in paragraph 2 or paragraph 7 of Part I of this Schedule 3 is dated more than ten (10) days prior to the first Advance Date in respect of the relevant Tranche, a bringdown certificate, which need not be notarially attested if signed by the same person that signed the secretary’s certificate referred to in paragraph 2 or paragraph 7 (as the case may be) of Part I of this Schedule 3.

30	Certified Copy of the carrier initiative agreement executed pursuant to the relevant Mortgage.

31	Certified Copy of any current certificate of financial responsibility in respect of the relevant Vessel issued under OPA.

32	Certified Copy of a valid safety management certificate (or interim safety management certificate) issued to the relevant Vessel in respect of its management by the Manager pursuant to the International Safety Management Code.

33	Certified Copy of a valid document of compliance (or interim document of compliance) issued to the Manager in respect of ships of the same type as the relevant Vessel pursuant to the International Safety Management Code.

34	Certified Copy of a valid international ship security certificate issued to the relevant Vessel in accordance with the International Ship and Port Facility Security Code adopted by the International Maritime Organisation.

35	Certified Copy of a valid international air pollution prevention certificate issued to the relevant Vessel under Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997) (as the same may be amended from time to time).
Manager
36	Notarially attested secretary’s certificate:
36.1	attaching a copy of its Certificate of Incorporation and Memorandum and Articles of Association (or equivalent documents) evidencing power to enter into the transactions contemplated by this Agreement;

36.2	giving the names of the present officers and directors;

36.3	setting out specimen signatures of persons who would be authorised to sign documents or otherwise perform its obligations under the Security Documents;

36.4	giving the legal and beneficial owners of its issued shares and the number of shares held by each shareholder;

36.5	attaching copies of resolutions passed at a duly convened meeting of the directors approving the granting and the execution of the documents whose execution is contemplated hereby, insofar as they relate to it and the issue of any power of attorney to execute the same; and

36.6	containing a declaration of solvency as at the date of the secretary’s certificate.
37	Where a secretary’s certificate referred to in paragraph 36 of Part I of this Schedule 3 is dated more than ten (10) days prior to the first Advance Date in respect of the relevant

 Tranche, a bringdown certificate, which need not be notarially attested if signed by the same person that signed the secretary’s certificate  referred to in paragraph 36 of Part I of this Schedule 3.
38	The original powers of attorney issued pursuant to the resolutions referred to in paragraph 36.5 above, notarially attested.
General
39	Copies of Companies Act forms for filing of charges in Bermuda.

40	Payment of all fees due under Clause 14.

Part II: Condition Subsequent
Clause 2.5
The continuation of the Facility is expressly conditional upon the Agent having received in such form and substance as the Lenders shall require:
A	Not more than one (1) month after each Delivery Date
1	Evidence in reasonable detail of the Owner’s Supply Cost in respect of the relevant Vessel.

Schedule 4
Confidentiality Undertaking
[ON BANK’S HEADED PAPER]

TO:	NCL CORPORATION LTD.
Milner House
18 Parliament Street
Hamilton HM 12
Bermuda
(the “Borrower”)

DnB NOR BANK ASA Stranden 21
NO-0021 Oslo
Norway
(the “Agent”)
NCL CORPORATION LTD.
UP TO EUR624,000,000 FACILITY (THE “FACILITY”)
FORM OF CONFIDENTIALITY UNDERTAKING
1	We hereby undertake that we will keep confidential and will not make use of for any purposes (other than for the purposes of the Facility) all information delivered to us in connection with the Facility and all information obtained by us in the course of discussions with the Agent, the Borrower or any other party involved with the Facility (collectively the “Information”) until and save to the extent that the Information has been released into the public domain by persons duly authorised by the Borrower to do so. However, we shall be entitled to supply the Information to:
1.1	professional advisers solely for use in connection with the Facility after drawing to the attention of those advisers the content of the undertaking as to confidentiality given by us and after obtaining similar undertakings from them; and

1.2	any third party where we have been authorised in writing to do so by the Borrower; and

1.3	subject to giving reasonable prior notice to the Borrower, to any banking or regulatory authority to which we are subject after drawing to the attention of such authority the content of the undertaking as to confidentiality given by us; and

1.4	pursuant to subpoena or other legal process and pursuant to any law or regulation having the force of law.
2	We further undertake that if we decide not to participate in the Facility, we will return to the Agent the originals and additional copies or extracts made therefrom and all documentary Information delivered to us by the Agent in relation to the Facility and/or the Borrower (including any supplied to third parties as contemplated in paragraph 1).
For and on behalf of
BANK NAME:
By:
Date:

Schedule 5
Transfer Certificate
Lenders are advised not to employ Transfer Certificates or otherwise to assign or transfer interests in the Facility Agreement without further ensuring that the transaction complies with all applicable laws and requisitions, including the Financial Services Act 1986 and regulations made thereunder and similar statutes which may be in force in other jurisdictions.

TO:	DnB NOR BANK ASA (the “Agent”) as agent on its own behalf and for and on behalf of the Borrower, the Owners, the Lenders and the Lower Saxony Guarantee Agent as each such term is defined in the Facility Agreement referred to below

ATTENTION: Mrs Solveig Nuland Knoff

Date:
This certificate (the “Transfer Certificate”) relates to a loan facility agreement dated       2005 (as the same may from time to time be amended, supplemented and/or novated the "Facility Agreement”) made between (among others) (1) NCL Corporation Ltd. as borrower (the "Borrower”) (2) the banks and financial institutions referred to therein as lenders (the “Lenders”) and (3) the Agent whereby the Lenders have agreed to make available to the Borrower a revolving loan facility in the amount of up to six hundred and twenty four million euro (EUR624,000,000). Terms defined in the Facility Agreement shall, unless otherwise defined herein, have the same meanings herein as therein.
In this Transfer Certificate:
the “Transferor” means [full name] of [lending branch];
the “Transferee” means [full name] of [lending branch].
1	The Transferor with full title guarantee transfers to the Transferee absolutely in accordance with Clause 18.1 of the Facility Agreement all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Facility Agreement, all the other Security Documents and the Lower Saxony Guarantees insofar as such rights and interests relate to that portion of its [Commitment][Contribution] to the Facility in an amount of [ ] [euro][Dollars] ([EUR][USD][ ]) out of its total [Commitment][Contribution] which at the date hereof is [ ] [euro][Dollars] ([EUR][USD][ ]).
2	By virtue of this Transfer Certificate and Clause 18.5 of the Facility Agreement, the Transferor is discharged entirely with effect from the Transfer Date from that portion of its [Commitment][Contribution] to the Facility and its obligations relating thereto to the extent of [ ] [euro][Dollars] ([EUR][USD][ ]) out of its total [Commitment][Contribution] at such date.
3	The Transferee hereby requests:

3.1	the Borrower, the Owners, the Agent and the Lenders to accept the executed copies of this Transfer Certificate as being delivered pursuant to and for the purposes of Clause 18.1 of the Facility Agreement; and

3.2	the Agent to execute this Transfer Certificate on behalf of itself and the other said parties pursuant to Clause 18.5 of the Facility Agreement so that this Transfer Certificate will take effect in accordance with the terms thereof on [specify date of transfer] [or] [the date on which the Agent receives a certificate signed by [the Transferor] confirming that the following conditions have been fulfilled [specify conditions to transfer].
4	The Transferee:
4.1	confirms that it has received a copy of the Facility Agreement, the other Security Documents and the Lower Saxony Guarantees together with such other documents and information as it has required in connection with the transaction contemplated thereby;

4.2	confirms that it has not relied and will not hereafter rely on the Transferor, the Agent or the Lenders to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of the Facility Agreement, any other of the Security Documents or the Lower Saxony Guarantees or any other documents or information;

4.3	agrees that it has not relied and will not rely on the Transferor, the Agent or the Lenders to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or any other party to the Facility Agreement, any other of the Security Documents or the Lower Saxony Guarantees (save as otherwise expressly provided therein);

4.4	warrants that it has power and authority to become a party to the Facility Agreement and has taken all necessary action to authorise execution of this Transfer Certificate and to obtain all necessary approvals and consents to the assumption of its obligations under the Facility Agreement, the other Security Documents and the Lower Saxony Guarantees;

4.5	if not already a Lender, appoints the Agent to act as its agent as provided in the Facility Agreement and the other Security Documents and appoints the Lower Saxony Guarantee Agent to act as its agent in relation to the Lower Saxony Guarantees as provided in the Facility Agreement and agrees to be bound by the terms of Clause 18.5 of the Facility Agreement and by all the terms of Clause 20 of the Facility Agreement.
5	The Transferor:
5.1	warrants to the Transferee that it has full power to enter into this Transfer Certificate and has taken all corporate action necessary to authorise it to do so;

5.2	warrants to the Transferee that this Transfer Certificate is binding on the Transferor under the laws of England, the country in which the Transferor is incorporated and the country in which its Lending Branch is located; and

5.3	agrees that it will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Transfer Certificate or for any similar purpose.
6	The Transferee hereby undertakes to the Transferor and each of the other parties to the Facility Agreement that it will perform in accordance with its terms all those obligations which by the terms of the Facility Agreement will be assumed by it after the transfer contemplated by this Transfer Certificate has taken effect.
7	If a Transferor and a Transferee effect a transfer in accordance with Clause 3 of this Transfer Certificate during an Interest Period, the Agent shall make all payments which would have become due to the Transferor under the Facility Agreement during the relevant Interest Period to the Transferor, as if no such transfer had been effected by the Transferor to the Transferee, according to the percentages of the Transferor’s Contribution and/or Commitment transferred and retained pursuant to Clauses 1 and 2 of this Transfer Certificate, and the Transferor and the Transferee shall be responsible for paying to each other pro rata all amounts (if any) due to them from each other for such Interest Period. On and from the commencement of the immediately succeeding Interest Period, the Agent shall make all payments due under the Facility Agreement for the account of the Transferor, to the Transferor, and shall make all payments due under the Facility Agreement for the account of the Transferee, to the Transferee. This provision is for administrative convenience only and shall not affect the rights of the Transferor and the Transferee under the Facility Agreement.
8	None of the Transferor, the Agent or the Lenders:
8.1	makes any representation or warranty nor assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Facility Agreement, any other of the Security Documents or the Lower Saxony Guarantees or any document relating thereto;

8.2	assumes any responsibility for the financial condition of the Borrower or any other party to the Facility Agreement, any other of the Security Documents or the Lower Saxony Guarantees or any such other document or for the performance and observance by the Borrower or any other party to the Facility Agreement, any other of the Security Documents or the Lower Saxony Guarantees or any such other document (save as otherwise expressly provided therein) and any and all such conditions and warranties, whether expressed or implied by law or otherwise, are hereby excluded (except as aforesaid).
9	The Transferor and the Transferee each undertakes that it will on demand fully indemnify the Agent in respect of any claim, proceeding, liability or expense which relates to or results from this Transfer Certificate or any matter connected with or arising out of it unless caused by the Agent’s or the Agent’s gross negligence or wilful misconduct, as the case may be.
10	The agreements and undertaking of the Transferee in this Transfer Certificate are given to and for the benefit of and made with each of the other parties to the Facility Agreement.
11	This Transfer Certificate shall be governed by, and construed in accordance with, English law.

IN WITNESS whereof the Transferor, the Transferee and the Agent (as agent for and on behalf of itself as the Agent, the Borrower, the Owners and the Lenders (other than the Transferor)) have caused this Transfer Certificate to be executed on the day first written above.
The Transferor

SIGNED by	)
)
for and on behalf of	)
[ ]	)
in the presence of:	)

The Transferee

SIGNED by	)
)
for and on behalf of	)
[ ]	)
in the presence of:	)

The Agent

SIGNED by	)
)
for and on behalf of	)
DnB NOR BANK ASA	)
as agent for and on behalf	)
of itself as the Agent, the Borrower,	)
the Owners, the Lenders and the Lower	)
Saxony Guarantee Agent	)
in the presence of:	)

Note:	The execution of this Transfer Certificate alone may not transfer a proportionate share of the Transferor’s interest in the security constituted by the Security Documents and the Lower Saxony Guarantees in the Transferor’s or Transferee’s jurisdiction. It is the responsibility of each individual Lender to ascertain whether any other documents are required to perfect a transfer of such a share in the Transferor’s interest in such security in any such jurisdiction, and, if so, to seek appropriate advice and arrange for execution of the same.

Schedule
Administrative Details of Transferee
Name of Transferee:
Lending Branch:
Contact Person
(Loan Administration Department):
Telephone:
Fax:
Email:
Contact Person
(Credit Administration Department):
Telephone:
Fax:
Email:
Account for Payments:

Schedule 6
Quarterly Statement of Financial Covenants

TO:	DnB NOR BANK ASA
Stranden 21
NO-0021 Oslo
Norway

Attn: Mr Jon Flovik
We refer to clause 10.3 of the loan facility agreement dated       2005 (as amended, varied and/or supplemented from time to time) (the “Facility Agreement”) between (among others) you as agent and ourselves as borrower. Terms defined in the Facility Agreement shall have the same meanings herein.
We hereby certify the amounts set out in the attached schedule as at the last day of the financial quarter ending       20[    ] for NCL Corporation Ltd. (the “Borrower”) and its subsidiaries on a consolidated basis. We also hereby certify that the Borrower is in compliance with all the financial covenants set out in clause 10.3 of the Facility Agreement [[and that no Event of Default or Possible Event of Default has occurred and is continuing][an [Event of Default][Possible Event of Default] has occurred and is continuing under clause 12.1.[ ] of the Facility Agreement and the following step[s][is/are] being taken to cure the same: [    ]]].
NCL CORPORATION LTD.

By: [ ]
Chief Financial Officer
Dated:     20[    ]

Schedule
Statement of Financial Covenants as of [       ] 20[      ] (in USD’000)

Clause (of Facility
Agreement)		as of [·]	Required Covenants
10.3.1/	Free Liquidity	A	A>USD50,000,000 (10.3.1)**
A>USD100,000,000
10.3.2(b)**			(10.3.2(b))**
10.3.2(a)	Consolidated EBITDA:	B	>1.25:1
	Consolidated Debt Service	C
10.3.3	Total Net Funded Debt:	D	<0.65:1 up to 31 December 2007 <0.60:1 thereafter

	Total Capitalisation	E

Consolidated EBITDA
	Consolidated Net Income (loss)	x
(Deduct)/Add:	(Gain)/Loss on sale of assets or reserves	x
Add:	Consolidated Interest Expense	x
Add:	Depreciation and amortisation of assets	x
Add:	Impairment charges	x
(Deduct)/Add:	Other non-recurring charge (gain)	x
Add:	Deferred income tax expense	x

	Consolidated EBITDA	x	B

Consolidated Debt Service
	Principal paid/payable (excluding balloon payments, voluntary	x
prepayments/repayments on sale/total loss of an NCLC Fleet vessel)
Add:	Consolidated Interest Expense	x
	Distributions	x
	Rent under capitalised leases	x

	Consolidated Debt Service	x	C

Total Net Funded Debt
	Indebtedness for Borrowed Money	x
Add:	Guarantees of non-NCLC Group members’ obligations	x

x

Deduct:	Cash Balance	(x)

	Total Net Funded Debt	(x)	D

Total Capitalisation
	Total Net Funded Debt	x
Add:	Consolidated stockholders’ equity	x

	Total Capitalisation	x	E

For and on behalf of NCL CORPORATION LTD.

[ ]
I, [         ], the officer primarily responsible for the financial management of the NCLC Group, hereby declare that, to the best of knowledge and belief, the above Statement of Financial Covenants as of [       ] 20[     ], in my opinion, is true and correct.

[ ] Chief Financial Officer NCL CORPORATION LTD.
Dated:           20[     ]

**	Evidence satisfactory to the Agent of A at all times during the relevant period shall be provided together with this statement